UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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TriCo Bancshares
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TriCo Bancshares 63 Constitution Drive Chico, California 95973 Phone: (530) 898-0300

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
To our Shareholders:

On Wednesday, May 27, 2020, TriCo Bancshares will hold its annual meeting of shareholders at 63 Constitution Drive, Chico, California 95973. The meeting will begin at 5:00 p.m. Pacific Time.

Shareholders who owned shares of our common stock at the close of business on April 2, 2020, may attend and vote at the meeting. At the meeting, shareholders will be asked to:

1.Elect 12 directors for terms expiring at the 2021 annual meeting of shareholders. The 12 nominees are listed on page 6 of the attached proxy statement.
2.Approve, on an advisory basis, the compensation of our executives.
3.Ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2020.
4.Attend to any other business properly presented at the meeting.

We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

We intend to hold our annual meeting in person. However, we are actively monitoring the coronavirus (COVID-19); we are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting both in person and by means of remote communication / teleconference - or adjourning or postponing the annual meeting to another time or place. Please monitor our annual meeting website at https://www.tcbk.com/investor-relations for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting; please be prepared to provide the control number from your Notice or proxy card.

By Order of the Board of Directors,
/s/ Craig Compton
Secretary
Chico, California
April 17, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2020

Notice and Access

This year, to expedite delivery, reduce costs and decrease the environmental impact of our proxy materials, we are using for the first time a Securities and Exchange Commission (“SEC”) rule that allows us to furnish proxy materials over the Internet instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 17, 2020, shareholders were sent a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and the 2019 TriCo Bancshares Annual Report, which includes the Form 10-K, over the Internet. If you received the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice. The Notice is not a proxy card that can be submitted to vote your shares. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how to vote via the Internet. Shareholders who have requested paper copies of the proxy materials will receive printed copies in the mail.

TriCo’s Annual Report on Form 10-K for the period ending December 31, 2019 and the 2020 Proxy Statement are available at https://www.tcbk.com/investor-relations.

YOUR VOTE IS IMPORTANT TO TRICO BANCSHARES. Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

QUESTIONS AND ANSWERS

The Board of Directors of TriCo Bancshares (TriCo or the “Company”) is providing this proxy statement to you in connection with the solicitation of proxies for its annual meeting of shareholders, which will take place on May 27, 2020, and any adjournments and postponements of the annual meeting, which we refer to collectively as the “meeting.” As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement. The following questions and answers provide information about the meeting, the matters to be voted upon at the meeting and other information.

1. Q: Why did I receive a one-page Notice in the mail regarding the Internet availability of proxy materials?

A:This year, to expedite delivery, reduce costs and decrease the environmental impact of our proxy materials, we are using for the first time an SEC rule that allows us to furnish proxy materials over the Internet instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 17, 2020, shareholders were sent a Notice of Internet Availability (the “Notice”) containing instructions on how to access our proxy materials, including this proxy statement and the Annual Report on Form 10-K for December 31, 2019, which includes the 2019 TriCo Bancshares Annual Report, over the Internet. If you received the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions in the Notice. The Notice is not a proxy card that can be submitted to vote your shares. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how to vote via the Internet. Shareholders who have requested paper copies of the proxy materials will receive printed copies in the mail.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

If you received paper copies of the proxy materials this year, but in the future would like to receive only the Notice and access the proxy materials electronically, you can elect to do so by: (i) following the instructions provided in the proxy card, if your shares are registered in your name, or (ii) by contacting your broker, trustee, bank or other nominee, if you hold your shares in street name.

2. Q: Why didn’t I receive a Notice in the mail about the Internet availability of the proxy materials?

A:We are providing a Notice by e-mail to those shareholders who have previously elected delivery of the proxy materials electronically. Those shareholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

3. Q: How can I access TriCo’s proxy materials and Annual Report electronically?

A:This proxy statement and the 2019 Annual Report are available on TriCo’s website at www.tcbk.com. Click on “About,” then “Corporate Governance” then “SEC Filings”. Most shareholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. Information on or connected to our website (or the website of any third party) referenced in this proxy statement is separate from and not a part of or incorporated by reference into this proxy statement.

If you are a shareholder of record, you can choose this option and save TriCo the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your TriCo shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports.

If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access TriCo’s Proxy Statement and Annual Report. Your choice will remain in effect until you tell us otherwise or until your consent is deemed to be revoked under applicable law. You do not have to elect Internet access each year. To view, cancel, or change your enrollment profile, please go to https://www-us.computershare.com/investor.

4. Q:What information is contained in these materials?

A:The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our 2019 Annual Report is also enclosed.

5. Q:Who may vote at the meeting?

A:Only shareholders of record at the close of business on the record date of April 2, 2020 may vote at the meeting. As of the record date, 29,973,516 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

6. Q:What is the difference between holding shares as a shareholder of record and holding shares as a beneficial owner?

A:Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record of those shares and the Notice (and any proxy materials you may request) are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. Please follow the instructions in the Notice on how to vote your shares.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.

If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, but cannot vote on “non-routine” matters, such as the election of directors or the advisory vote on executive compensation. If the broker or nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker or nominee may inform TriCo that it does not have the authority to vote on the matter with respect to your shares, though your shares would still be considered present for quorum purpose. This is generally referred to as a “broker non-vote.”

7. Q:What may I vote on at the meeting?

A:You may vote to elect 12 nominees to serve on our Board of Directors for terms expiring at the next annual meeting, on an advisory proposal concerning our executive compensation and to ratify the selection of Moss Adams LLP as our independent registered public accounting firm for 2020.

8. Q:How does the Board of Directors recommend I vote?

A:The Board of Directors recommends that you vote your shares:

FOR election of each of the 12 director nominees named in this proxy statement,

FOR approval, on an advisory basis, of the compensation of our executives as disclosed in this proxy statement, and

FOR ratification of Moss Adams LLP as our independent registered public accounting firm for 2020.

9. Q:How can I vote my shares?

A:You may vote either in person at the meeting or by appointing a proxy online or with a paper proxy card. If you are a shareholder of record, please refer to the instructions included on the Notice or your proxy card to vote by proxy. If you hold your shares through a bank, broker or other nominee, then you may vote by the methods your bank or broker makes available, using the instructions the bank or broker has included with this proxy statement.

10. Q:How are votes counted?

A:In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. In addition, under California law and our bylaws, shareholders are entitled to cumulate votes in the election of the directors by following the procedures described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.” If the proxy is marked FOR all of the director nominees or not marked with respect to election of directors, authority will be granted to the persons named in the proxy to cumulate votes if they so choose and to allocate votes among the nominees in such a manner as they determine is necessary in order to elect all or as many of the nominees as possible. The 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present.

You may vote FOR or AGAINST or ABSTAIN from voting on the advisory proposal concerning the approval of our executive compensation. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

You may vote FOR or AGAINST or ABSTAIN from voting on the advisory proposal concerning the approval of our executive compensation. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

You may vote FOR or AGAINST or ABSTAIN from voting on the ratification of Moss Adams LLP as our independent registered public accounting firm for 2020. The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming a quorum is present and voting on the matter.

11. Q:How are abstentions and broker non-votes treated?

A:Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the meeting. Abstentions and broker non-votes will not impact the election of directors. Abstentions and broker non-votes will not have any effect on the other proposals if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the meeting. However, if the number of affirmative votes cast for any of the other proposals is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the proposal.

12. Q:Can I change my vote?

A:You have the right to revoke your proxy at any time before the meeting by:

• providing written notice to TriCo’s corporate secretary and voting in person at the meeting, or
• appointing a new proxy before the meeting begins.

Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing. If you are a beneficial owner, you must follow the instructions provided by your broker, bank or other nominee to change your vote as they will require action prior to the meeting date.

13. Q:What if I own shares through TriCo’s Employee Stock Ownership Plan and Trust?

A:For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust. If you hold shares of common stock through such plan and do not provide voting instructions to the plans’ trustees or administrators, your shares will be voted in the same proportion as the shares beneficially owned through such plans for which voting instructions are received, unless otherwise required by law.

14. Q:What does it mean if I get more than one proxy card?

A:If your shares are registered differently and are held in more than one account, then you may receive more than one card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. If you are a shareholder of record, you can accomplish this by contacting Computershare, 462 South 4th Street, Suite 1600, Louisville, KY, 40202 or PO BOX 505000, Louisville, KY, 40233-5000. Phone: (800) 676-0712.

15. Q:Who may attend the meeting?

A:All shareholders who owned shares of our common stock as of the close of the market on April 2, 2020, may attend the meeting. You may indicate on the enclosed proxy card whether you plan to attend the meeting.

If your shares are held through a broker or other nominee (that is, in “street name”), you may vote your shares in person at the meeting only if you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares in person at the meeting.

Note we are actively monitoring COVID-19 and are sensitive to the public health and travel concerns our shareholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting both in person and by means of remote communication or adjourning or postponing the meeting to a different time or date. Please monitor our annual meeting website at https://www.tcbk.com/investor-relations/sec-filings for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date.

16. Q:How will voting on any other business be conducted?

A:We do not know of any business to be considered at the meeting other than election of 12 directors, the advisory vote on executive compensation, and the ratification of Moss Adams LLP as our independent registered public accounting firm for 2020. If any other business is properly presented at the meeting and TriCo did not have notice of such proposal 45 days before the date of this proxy statement, your proxy gives Richard P. Smith, our president and chief executive officer, and John S. Fleshood, executive vice president and chief operating officer of our subsidiary, Tri Counties Bank, authority to vote on these matters in their discretion, including matters concerning the conduct of the meeting, such as adjourning the meeting to another time or place.

17. Q:Where and when will I be able to find the results of the voting?

A:The results of the voting will be announced at the meeting. We will also publish the final results in a report on Form 8-K to be filed with the Securities and Exchange Commission, which we refer to as the “SEC,” following the meeting.

18. Q:Is my vote confidential?

A.Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except:

• as necessary to meet applicable legal requirements,
• to allow for the counting and certification of votes, or
• to help our Board solicit proxies.

19. Q:When are shareholder proposals for the 2020 annual meeting due?

A:All shareholder proposals to be considered for inclusion in our proxy statement for the 2021 annual meeting must be received at our principal office by December 16, 2020. Shareholder nominations for directors must be received by our president as described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”

20. Q:Who will bear the cost of soliciting proxies for the meeting and how will these proxies be solicited?

A.We will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals. Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

1.Election of Directors
Twelve (12) directors will be elected this year for terms expiring at our annual meeting in 2021. Each nominee is currently serving as a director of TriCo. The nominees for election are:

Donald J. Amaral	L. Gage Chrysler III	Craig S. Compton
Kirsten E. Garen	Cory W. Giese	John S. A. Hasbrook
Margaret L. Kane	Michael W. Koehnen	Martin A. Mariani
Thomas C. McGraw	Richard P. Smith	Kimberley H. Vogel

Brief biographies of the director nominees are found at “Board of Directors.” These biographies include each nominee’s age, business experience, a description of some of the experience, qualifications, attributes or skills that led us to conclude that each nominee should serve as a director of the Company and certain other information.

We know of no reason why any nominee may be unable to serve as director. If any nominee is unable to serve, the proxy may be voted for the election of such substitute nominee(s) as may be designated by the Board.

The 12 nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.

Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws, which are described at “Corporate Governance, Board Nomination and Board Committees--Nomination and Election of Directors.”

The Board recommends a vote FOR the election of all 12 nominees.

2.Advisory Vote Concerning Executive Compensation
As required by section 14A of the Securities Exchange Act of 1934, as amended, we are asking our shareholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. At the meeting, shareholders will have the opportunity to endorse or not endorse our executive compensation programs through an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement.

Detailed information about the compensation of our executive officers is included in the sections titled “Compensation of Named Executive Officers” beginning on page 38 and “Compensation Discussion and Analysis,” beginning on page 24. Our executive compensation programs are designed to attract and retain well-qualified executives and to link executive officer compensation to and to reward executive officers for the Company’s financial performance and the creation of shareholder value. We believe that our executive compensation programs achieve these objectives.

The proposal will be adopted if a majority of the shareholders present and voting on the proposal vote in favor of the proposal, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. As an advisory vote, this proposal is not binding on TriCo. However, our Board of Directors and our compensation and management succession committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding our named executive officers. We expect that the next advisory vote on our executive compensation program will occur at our 2021 annual meeting of shareholders.

The Board recommends a vote FOR the following resolution:

“Resolved, that our shareholders approve, on an advisory basis, the compensation of our Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion disclosed in this proxy statement.”

3.Ratification of Selection of Independent Registered Public Accounting Firm
Our audit committee has selected the firm of Moss Adams LLP as our independent registered public accounting firm for 2020.

The affirmative vote of a majority of those shareholders present and voting at the meeting will ratify the selection of Moss Adams LLP as our independent registered public accounting firm, assuming the shares voting in favor of the proposal also constitute a majority of the required quorum. If shareholders fail to ratify the appointment of Moss Adams LLP, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.

Additional information concerning this proposal can be found at “Independent Registered Public Accounting Firm” on page 53.

The Board recommends a vote FOR the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for 2020.

BOARD OF DIRECTORS
At the meeting, shareholders will elect 12 directors to serve for terms expiring at TriCo’s 2021 annual meeting of shareholders. Each of the following persons listed and described below is nominated for election as a director at the meeting.
Each nominee currently serves as a director of TriCo and Tri Counties Bank, TriCo’s wholly owned subsidiary, which we refer to as the Bank. The directors also serve on committees of the Board of Directors of the Bank in addition to the TriCo Board committees discussed below. Unless otherwise indicated, each director has engaged his or her current profession for at least the past five years. Age is as of April 17, 2020.
William J. Casey and W. Virginia Walker, both of whom currently serve as directors, will be retiring immediately before the annual meeting due to a mandatory retirement age provision in the Company’s bylaws. In addition, Thomas G. Atwood, D.D.S., who also currently serves as a director, notified the Company that he will be retiring immediately before the meeting and, therefore, will not stand for reelection. In light of the impending retirements of the three directors, the number of nominees named in this proxy statement, twelve, is three fewer than the number of directors that comprise the Board of Directors as of the date of this proxy statement, fifteen. Effective upon the three directors’ retirements, the Board of Directors, by resolution, has fixed the number of directors at 12. Therefore, 12 directors will be elected at the meeting.
The Board of Directors thanks directors Casey, Walker and Atwood for their valued services to TriCo and Tri Counties Bank.
Donald J. Amaral
Donald J. Amaral, age 67, has been a director since 2003. Mr. Amaral is chairman of our audit committee and a member of our compensation and management succession committee and our nominating and corporate governance committee. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999. Mr. Amaral has a bachelor’s degree in business with a minor in accounting and an MBA degree. Retired since 1999, he served as chief executive officer and chief financial officer of various companies for over 25 years.
We have nominated Mr. Amaral because his education, knowledge and experience allow him to provide the Board with insight regarding financial and accounting matters and to serve on our audit committee as an audit committee financial expert. In addition we believe that his professional experience and leadership qualities contribute to the effectiveness of the Board and the committees on which he serves.
L. Gage Chrysler III
L. Gage Chrysler III, age 66, has been a director since 2008. Mr. Chrysler is a member of our risk committee. Until the end of 2015, Mr. Chrysler was the president and chief executive officer of Modern Building, Inc., a construction company based in Chico, CA. He sold the business in January 2016 and continues to be employed in a nonexecutive position. He also serves as a director of the local Salvation Army Advisory Board and Mid Valley Title. Mr. Chrysler has a bachelor’s degree in business with an emphasis in finance.
We nominated Mr. Chrysler because of his leadership experience and community involvement. He has received many community awards including, most recently, the California Legislature Assembly 2017 Community Service Award, 2017 Chico Chamber of Commerce Community Service Award, CSUC 2016 Distinguished Alumni Service Award, and the Chico Rotary 2013 Community Service Award. In addition, his experience in construction allows him to provide valuable insights to the Board concerning construction lending and the state of the construction industry and real estate markets generally.
Craig S. Compton
Craig S. Compton, age 64, has been a director since 1989. Mr. Compton is a member of our compensation and management succession committee. He has served as the president, chief executive officer and chief financial officer of AVAG, Inc., an aerial application business, for over 30 years and has been a principal in his family rice farming partnership for over 25 years. Mr. Compton is also the owner of A&P Helicopters, a commercial helicopter business. He holds a B.S. in Business Administration from California State University, Chico.

We nominated Mr. Compton based on his leadership experience and community involvement. His business background as a chief executive officer, chief financial officer and business owner contribute to his effective service as a board member and as a member of our compensation and management succession committee.
Kirsten E. Garen
Kirsten E. Garen, age 58, has been a director since February 19, 2020. From August 2017 to March 2020, she was EVP, Chief Information Officer for Delta Dental of California/Dentegra Insurance Co., San Francisco, CA. She also led the Technology, Cybersecurity and Enterprise Project Management Office for Dental Delta of California and its affiliate companies. From 2011 to July 2017, she was Sr. EVP, Chief Information Officer at Bank of the West, San Francisco, CA. Bank of the West is a subsidiary of BNP Paribas, Paris, France. She has over 20 years of experience managing IT strategies and implementation for financial services and insurance companies such as Visa, The Charles Schwab Corporation, Bank of the West, and Delta Dental. Ms. Garen holds an MBA in Health Care Management from the Wharton School at the University of Pennsylvania, and a Bachelor of Business Administration from the University of Michigan. She is a National Association of Corporate Directors (NACD) fellow, a former board member of the Commonwealth Club of California, and a former advisory board member of FTV Capital, a private equity firm.
We nominated Ms. Garen due to her experience in creating and implementing business and technology roadmaps, including portfolio construction, delivery metrics, cybersecurity and risk mitigation as well as her information technology expertise.
Cory W. Giese
Cory W. Giese, age 41, has been a director since 2013. Mr. Giese is a member of our audit committee and chair of the risk committee. He also serves as chair of our Bank’s information technology steering/ cybersecurity committees. Mr. Giese is a certified public accountant and is a principal at Cory Giese CPA, a certified public accounting firm in Truckee, CA since 2006. From April 2013 to February 2019, he was principal at Giese Swany, LLC, a certified public accounting firm in Incline Village, NV. He is also a managing partner of ERP Rentals, a privately held real estate investment entity. He holds a B.S. in Business Administration from California State University, Chico and a Master of Accounting from Washington State University.
We nominated Mr. Giese based on his business background and his ties to and familiarity with several of the communities in which we operate. In particular, Mr. Giese’s education and experience in accounting as a certified public accountant qualify him to serve on our audit committee and is considered a financial expert.
John S. A. Hasbrook
John S. A. Hasbrook, age 60, has been a director since 2002. Mr. Hasbrook is a member of our compensation and management succession committee and our nominating and corporate governance committee and served as chairman of the Bank’s director loan committee prior to its consolidation into the risk committee in February 2020. He is active in several agricultural and investment enterprises. He is president of SunWest Wild Rice Co., Inc.; president of Hasbrook-Fetter Farms, Inc.; vice president, marketing of SunWest Foods, Inc., a rice milling and marketing company; and serves as an officer for other agricultural-related entities. Mr. Hasbrook also serves as an advisor to Santa Clara University Center for Food Innovation and Entrepreneurship. Mr. Hasbrook has a BSC degree in finance and an MBA degree in agribusiness from Santa Clara University.
We nominated Mr. Hasbrook because of his experience in the areas of finance, marketing, banking and agri-business. His broad business experience and community involvement provides the Board with valuable insights concerning the primary communities in which the Bank operates and the agricultural industry in particular.
Margaret L. Kane
Margaret L. Kane, age 64, has been a director since February 19, 2020. She is the President and Chief Executive Officer of Kane Bank Services (“KBS”), Sacramento, CA, a consulting firm she founded in 1999. KBS provides consulting services to domestic and international financial institutions in areas including customer experience and advocacy, sales management, product distribution, employee and manager training and development, distribution strategies, and revenue growth. KBS has previously provided consulting services to the Bank, advising on strategic planning and executive development. Prior to founding KBS, from 1988 to 1998, Ms. Kane was an Executive Vice President at Wells Fargo Bank, San Francisco, CA, prior to its combination with Norwest Corp, Minneapolis, MN. At Wells Fargo Bank, she was head of the retail branch network and also developed and managed the bank’s In-Store Banking Program from inception. Ms. Kane holds undergraduate and graduate degrees from the University of California-Berkeley and Harvard University; respectively. She is a member of the board of directors of the Harvard Alumni Association, Cambridge, MA and Broadway Sacramento, a non-profit musical theater company (immediate past chair).
We nominated Ms. Kane because of her deep understanding of the banking industry, her experience in retail banking, and her knowledge in strategic planning, development and execution.
Michael W. Koehnen
Michael W. Koehnen, age 59, has been a director since 2002. He has been our vice chairman since 2010. Mr. Koehnen is a member of our compensation and management succession committee, nominating and corporate governance committee and risk committee. He is the owner and president of C.F. Koehnen & Sons, a fourth-generation family farming and beekeeping company. Mr. Koehnen is also president and owner of Riverwest Processing, an almond processing company, and several other agricultural-related entities.
We nominated Mr. Koehnen because of his leadership experience and knowledge of corporate governance and compensation-related matters. In addition, his involvement in businesses related to the agricultural industry allows him to provide valuable insights to the Board.
Martin A. Mariani

Martin A. Mariani, age 63, has been a director since 2014. He serves on our audit committee, our compensation and management succession committee and our nominating and corporate governance committee. He farms almonds and walnuts and is a partner in Mariani Nut Company of Winters, CA. He is also a managing member of Monticello Farming Company and Scribe Winery. Mr. Mariani was a director of North Valley Bancorp from 2004 until its merger with TriCo in 2014. Previously, he was a director of Yolo Community Bank. He is a board member, treasurer and chairman of the audit committee of the California Walnut Marketing Board; a member of the advisory board of the Santa Clara University’s Food & Agribusiness Institute, a board member of the Specialty Crop Council and a member of the Dean’s Advisory Committee for the College of Agriculture and Environmental Sciences at UC Davis.
We nominated Mr. Mariani based primarily on his agricultural industry background and his familiarity with the community banking industry.
Thomas C. McGraw
Thomas C. McGraw, age 68, has been a director since we acquired FNB Bancorp in July 2018. He serves on our risk committee. Prior to that he was Chief Executive Officer of FNB Bancorp and First National Bank of Northern California (“First National Bank”) from April 2002 to July 2018. Furthermore, he was director of FNB Bancorp from 2001 to 2018 and director of First National Bank from 1989 to July 2018. Mr. McGraw also served as secretary of FNB Bancorp from 2001 until 2011 and secretary of First National Bank from 1989 until 2011. Prior to becoming Chief Executive Officer of FNB Bancorp and First National Bank, he was President and Chief Operating Officer of First National Bank from October 2001 until April 2002.
We have nominated Mr. McGraw because of his extensive knowledge of key issues and trends affecting the Company, his extensive knowledge of the San Francisco Bay Area and our customers acquired in the FNB Merger and the banking industry in general. Furthermore, Mr. McGraw is active in the communities we serve and has a deep understanding of marketing from his years at First National Bank as well as his tenure as a communications consultant in San Mateo and Marin Counties in California since 1987. Furthermore, as the former CEO of FNB Bancorp and First National Bank, he has extensive knowledge of key issues and trends affecting the Company and its business in the San Francisco Bay Area.
Richard P. Smith
Richard P. Smith, age 62, has been a director since 1999. He has served as the president and chief executive officer of TriCo and the Bank since 1999. Mr. Smith joined the Bank in 1994 as vice president and chief information officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of the Bank and executive vice president of TriCo in 1998. Mr. Smith served as chairman of the California Bankers Association during 2011 and is currently a member of its board of directors and several of its committees.

We have nominated Mr. Smith because we believe that including the president and chief executive officer on the Board is important and assists the Board in keeping abreast of TriCo’s operations and management’s progress on corporate initiatives. Further, Mr. Smith has over 25 years of banking experience, including 20 years as the bank’s chief executive officer. This experience allows him to provide valuable insights to the Board concerning the banking industry and the Bank.
Kimberley H. Vogel
Kimberley H. Vogel, age 52, has been a director since February 19, 2020. She was President, Co-Founder and Board Member of BaseVenture Investing, Inc., San Rafael, CA, from 2014 to 2019. BaseVenture is a cloud-based software company that develops investment management solutions for financial reporting, data visualization, and process management. From July 2019 to December 2019, she was Transitional President after BaseVenture was sold to Fidelity National Information Services, Jacksonville, FL (FIS). From 2005 to 2014, Vogel was at mFoundry, Larkspur, CA, a provider of mobile banking and mobile payment services, where she served as Chief Financial Officer. FIS purchased mFoundry in 2013. Vogel holds an MBA from the Harvard Business School and an undergraduate degree in accounting from Saint Mary’s College of California. She is a member of the board of directors of Orimar, Inc., Reno, NV a privately held company involved in single-family home development and Zachaphie, Inc., San Francisco, CA, a privately held company involved in real estate. She also serves on the Board of Trustees of Saint Mary’s College of California, Moraga, CA. Prior to its sale to FIS, she was a member of the board of directors of BaseVenture.
We have nominated Ms. Vogel due to financial and accounting background and her experience in bank technology issues and challenges; as well as her understanding of issues due to the emergence of fintech in the delivery of, and competition for, bank services.

CORPORATE GOVERNANCE, BOARD NOMINATION AND BOARD COMMITTEES

Corporate Governance
We have long believed that good corporate governance is important to ensure that TriCo is managed for the long-term benefit of our shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act, the rules of the SEC and the listing standards of the Nasdaq Stock Market. We have adopted a code of ethics and business conduct that applies to our principal executive officer, principal financial officer and persons performing similar functions. You can view our code of ethics and business conduct, our code of ethics for our principal executive officer, principal financial officer and senior financial officers, our audit committee charter, our nominating and corporate governance committee charter, our compensation and management succession committee charter and our corporate governance guidelines on our website at www.tricountiesbank.com under “About --Corporate Governance,” or receive copies by contacting our corporate secretary in writing at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, or by telephone at (530) 898-0300.
Board Leadership Structure
Currently the positions of chairman of the Board of Directors and of president and chief executive officer are held by different persons. This has been the case since the Company’s inception. We believe that this structure is appropriate for TriCo because it segregates the duties of managing the operations of TriCo from the leadership and oversight responsibilities of our Board. Our chairman also serves as our lead independent director. We believe that this is appropriate because our chairman is an independent director and the position of chairman is separate from that of executive management.
Our non-employee directors meet regularly in executive sessions. Executive sessions are chaired by the lead independent director. Mr. Casey was our lead independent director in 2019 and will continue to serve as lead independent director in 2020 until his retirement.
With the retirement of William Casey at the meeting, the remaining 12 Board members will be electing a new Chairman. At that time they will evaluate the Company’s Board leadership structure in light of the skills and characteristics required of the potential candidates.
Commitment to Diversity
In January 2019, the Board adopted diversity principles, acknowledging and embracing the benefits of having a diverse board of directors. Diversity in the Board’s composition boosts creativity and supports informed decision-making based on different perspectives. It also helps us understand and engage with a variety of stakeholders and to achieve our business and other goals increasing the shareholder value.
At TriCo, board diversity consists of a number of individual elements, including gender, age, nationality, cultural and educational backgrounds, skills and experience. We believe that diversity is not a static concept, but rather a relevant mix of required elements for the Board as a whole that evolves with time based on, among other things, the relevant business objectives and future needs of TriCo. We treat board diversity as a means for improvement and development rather than an end in itself.
Annual Election of Directors
The members of the Board are elected at least annually at the annual meeting of shareholders for one-year terms ending at the end of the next annual meeting of shareholders. The Board’s nominating and corporate governance committee is responsible for preparing the proposal to shareholders for the election or re-election of directors. When considering nominees, the committee:

–Reviews the current composition of the Board taking into account the number of directors, their independence, diversity and availability for service to TriCo.
–Establishes and reviews with the Board the appropriate skills and characteristics required of the directors, also in light of our anticipated needs.
The Board’s Role in Enterprise Risk Oversight
Our Board is responsible for overseeing risk management for the Company. Our management is responsible for the day-to-day management of these risks across the Company.
The full Board engages in periodic discussions related to risk management with executive officers and other employees as the Board deems appropriate. In addition, several Board committees have been assigned oversight responsibility for specific areas of risk and risk management is an agenda topic at regular committee meetings. The committees consider risks within their areas of responsibility. For example, the compensation and management succession committee considers risks that may result from our compensation programs, the risk committee considers credit risk, interest rate and market risks, operational risk, and the audit committee reviews and approves the annual plans for the Company’s and the Bank’s external audits, internal monitoring and compliance functions. The risk committee also reviews and approves the annual assessment of the Company’s enterprise risk management process and considers any need for periodic third-party evaluations of such process. The nominating and corporate governance committee evaluates governance risk. The Board evaluates the Company’s commitments to its communities. The audit committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to all persons in the Company. The Board also assigns other specific risk-related assessment matters to the audit or risk committees from time to time. And finally, the information technology steering / cyber risk committee evaluates the Company’s overall use of technology and efforts to ensure adequate processes are in place to protect the Company’s data.
Board Committee Reorganization
Effective February 26, 2020, the Board reorganized its committee structure, splitting the audit and risk committee into two committees: the audit committee and the risk committee. The audit committee continues to oversee the internal audits of the Bank and the Company, external audits of the Company’s financial statements, and compliance matters. The newly formed risk committee is responsible for oversight of credit risk, interest rate and market risks, and operational risk (formerly handled by a director loan and investment/ALCO committees).
Director Independence
We believe that independent directors play an important role in TriCo’s corporate governance and are committed to ensuring that at least a majority of our directors are independent. Our corporate governance guidelines provide that a director is independent if he or she does not have a material relationship with TriCo directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with TriCo, and otherwise qualifies as independent under the applicable rules of the Securities Exchange Act of 1934, as amended, and Nasdaq. Our independence determinations are based upon a review of all relevant transactions and relationships between TriCo, our senior management and our accountants, on the one hand, and each director and his or her family members, on the other hand.
Our Board has affirmatively determined that all of our directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(1) and our own corporate governance guidelines, with the exception of Mr. Smith who is employed as our president and chief executive officer and Ms. Kane, who provided consulting services to the Company. Ms. Kane, through KBS provided consulting services to the Bank regarding strategic planning and executive leadership. During 2019 and 2018, KBS earned approximately $115,000 and $119,000 in consulting fees, respectively, from the Bank, and therefore is not independent under the rule. Ms. Kane is no longer a consultant to the Bank or the Company.

In making its determination that Mr. Chrysler is independent, the Board also considered that until the end of 2015, Mr. Chrysler was a principal owner and CEO of Modern Building Inc., a construction company where he continues to be employed in a nonexecutive position; the terms of Mr. Chrysler’s employment, including the fact that he receives no incentive compensation for business that Modern Building may do with TriCo or shares in the profits of Modern Building; that Modern Building provided construction services to TriCo related to new and existing facilities for aggregate payments of $1,891,616 (including pass-through expenses) during 2019, and the amount of those payments relative to Modern Building’s total gross revenues for the year.
In making its determination that Mr. McGraw was independent, the Board also considered Mr. McGraw’s former position as CEO at FNB Bancorp and its subsidiary First National Bank prior to the acquisition by TriCo in July 2018. Furthermore, the Board also considered that Mr. McGraw receives nondiscretionary payments pursuant to an Executive Supplemental Compensation Agreement with First National Bank.
In making its determination that Mr. Koehnen is independent, the Board also considered the fact that the daughter of Mr. Smith and the son of Mr. Koehnen are married. These children of Messrs. Smith and Koehnen are independent adults and do not live in the households of either director.
Transactions with Related Persons
Our nominating and corporate governance committee is charged with monitoring and reviewing issues involving potential conflicts of interest and reviewing and approving all related party transactions. We have a policy adopted by our Board of Directors for reviewing transactions between TriCo and our directors and executive officers, their family members and entities with which they have a position or relationship. Our procedures for transactions with related persons are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. All transactions between TriCo and related persons may be consummated only if our nominating and corporate governance committee approves such transaction in accordance with the procedures set forth in our policy.
We annually require each of our directors and executive officers to complete a questionnaire that seeks information about related person transactions. Our nominating and corporate governance committee and Board of Directors annually review all transactions and relationships disclosed in the questionnaires, and the Board makes a formal determination regarding each director’s independence under our corporate governance guidelines.
There were no transactions or series of similar transactions during 2019, or any currently proposed transaction, to which TriCo was or is to be a party, in which the amount involved exceeded $120,000 or in which any of our directors, director nominees, executive officers or any shareholder owning 5% or more of our common stock, or any member of the immediate family or associate of any of the foregoing persons, had or will have a direct or indirect material interest.
Indebtedness of Management
Some of our directors, executive officers and their immediate family members and associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. The risk committee (prior to February 2020 – the Bank’s director loan committee) reviews the terms and fairness of any loans made by the bank to our directors and officers. We have concluded that all such loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral requirements, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness not affiliated with TriCo or the Bank. In the opinion of our Board of Directors, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2019, to all directors and executive officers (including their associates and members of their immediate family) was approximately $10.1 million; representing approximately 1.12% of shareholders’ equity at that time. As of the date of this proxy statement, all of these loans were performing loans.

Board Self-Assessment
Our Board conducts a self-assessment annually, which our nominating and corporate governance committee reviews and discusses with the Board. In addition, each of the committees of the Board is expected to conduct periodic self-assessments.
Board Committees
Our full Board of Directors generally considers all major corporate decisions. However, we have established standing committees so that some matters can be addressed in more depth than may be practical in a full Board meeting and to comply with legal and NASDAQ requirements that certain committees be comprised of independent directors, including a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. Each of these three committees operates under a written charter. Following is a description of each of these committees. Our directors also serve on various Board committees of our subsidiary, Tri Counties Bank.
As discussed earlier, effective February 26, 2020, the Board reorganized its committee structure, splitting the audit and risk committee into two committees: Audit Committee and Risk Committee. See “- Board Committee Reorganization”. The current committee membership and structure follows.

	Audit Committee(1)	Compensation and Management Succession Committee	Nominating and Corporate Governance Committee
Donald J. Amaral*	● (Chair)	●	●
Thomas G. Atwood*	●
William J. Casey*	●	● (Chair)	● (Chair)
L. Gage Chrysler III*
Craig S. Compton*		●
Kirsten E. Garen*
Cory W. Giese*	●
John S. A. Hasbrook*			●
Margaret L. Kane
Michael W. Koehnen*		●	●
Martin A. Mariani*	●	●	●
Thomas C. McGraw*
Richard P. Smith
W. Virginia Walker*	●		●
Kimberley H. Vogel*

(1) Effective February 26, 2020, the Board reorganized its committee structure, splitting the Audit and Risk Committee into two committees: Audit Committee and Risk Committee. See “- Board Committee Reorganization”. Membership on the Audit Committee did not change. The membership of the newly formed risk committee includes directors Giese (Chair), Casey, Chrysler, Hasbrook, Koehnen, McGraw and Walker.
*Determined to be independent as described at “Director Independence”.
Audit Committee (prior to February 2020, the Audit and Risk Committee). We have standing audit committees of TriCo and Tri Counties Bank. The Board has determined that Mr. Amaral, Mr. Giese and Ms. Walker are audit committee financial experts under the rules of the SEC and that each member of the committee is financially literate as defined by Nasdaq listing standards and is independent under special standards established by the SEC and Nasdaq for audit committee members. Their qualifications and business expertise are described at “Board of Directors.” TriCo’s audit committee monitors:

•the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,
•our compliance with legal and regulatory requirements,
•the independence, qualifications and performance of our financial executives, independent registered public accounting firm and internal audit department, and
•the communication among our independent registered public accounting firm, management, our internal audit function and the Board.
Prior to February 2020, the audit committee also reviewed and approved the annual assessment of the Company’s enterprise risk management process and considered any need for periodic third-party evaluations of such process. This is now performed by the risk committee. The committee also annually retains our independent registered public accounting firm and approves the terms and scope of work to be performed. Our audit committee met 12 times during 2019. For more information on this committee, please see “Report of the Audit Committee.”
Compensation and Management Succession Committee. The compensation and management succession committee held three meetings in 2019. The committee considers the recommendations of our management regarding most compensation matters, including director and executive compensation. For more information on this committee, please see “Compensation Discussion and Analysis.” This committee:
•establishes TriCo’s compensation philosophy,
•evaluates and approves the compensation levels for our Board, chief executive officer and the other executive officers,
•produces annually, a compensation discussion and analysis of executive compensation,
•administers our long-term equity incentive plans,
•approves the benefits provided to our executive officers and directors, and
•establishes and reviews our management succession policies.
Nominating and Corporate Governance Committee. Our nominating and corporate governance committee met five times in 2019. This committee:
•determines nominees to the Board in the manner described at “Nomination and Election of Directors,”
•reviews our Board committee structure and members,
•annually evaluates Board performance,
•approves any related party transactions as described at “Transactions with Related Persons,”
•monitors director independence,
•reviews our corporate governance guidelines and codes of business ethics and conduct, and
•appoints the lead independent director for shareholder concerns.

Additional Committees. Other committees of the Company and the Bank during 2019 included the IT steering committee, cyber security committee, investment/ALCO committee, director loan committee and community reinvestment act committee. The following committees were consolidated into the risk committee effective February 24, 2020: investment/ALCO and director loan. Furthermore, the IT steering committee and cyber security committees were combined into the IT steering / cyber committee effective February 24, 2020. See also“- Board Committee Reorganization”.
CEO and Senior Management Succession Planning
Our Board, with the compensation and management succession committee, oversees CEO and senior management succession planning, which is formally reviewed at least annually. Our Board reviews potential internal senior management candidates with our CEO, third party consultants and other executive management members, including the qualifications, experience, and development priorities for these individuals. Directors engage potential senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.
Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our company’s safe and sound operation and minimizing potential disruption or loss of continuity to our company’s business and operations.
Attendance at Meetings
The Board of Directors of TriCo met 10 times and the Board of Directors of Tri Counties Bank met 11 times during 2019. Each director attended at least 75% of the meetings of the Board of Directors of TriCo and the meetings of the committees of TriCo’s Board of Directors on which they served.
Our corporate governance guidelines provide that each director is expected to attend our annual meeting of shareholders. All twelve directors at that time attended the 2019 annual shareholders meeting. As to the 2020 Annual Meeting, in view of the COVID-19 pandemic, we will consider directors attending by teleconference to be in attendance for the purposes of this policy.
Nomination and Election of Directors
Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:
•the highest personal and professional ethics, integrity and values,
•informed judgment,
•sound business experience,
•the ability to make independent analytical inquiries, and
•an understanding of our business environment.
The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is 75 years of age or older at the time of election. Directors Casey and Walker are not up for election for this annual meeting due to this limitation.
The committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:
•business or banking experience,
•knowledge of financial accounting and related internal control requirements,
•involvement in and familiarity with our community and the markets we serve,
•risk management,
•technology, cybersecurity, and digital media,
•strategic planning,
•business operations / acumen,
•independence from the Company,
•education,
•leadership abilities,
•professional reputation and affiliation,
•prior board or public reporting company experience,
•personal interviews,
•diversity, and
•referrals from our management, existing directors and advisors.

We do not currently pay any fee to a third party to identify or evaluate potential director nominees, although we have recently retained search firms to assist in identifying qualified candidates.
Shareholder Nominations. The committee will consider nominees recommended by shareholders if the recommendation is made with the proposed nominee’s consent and includes sufficient information for, and is made early enough to allow, the committee to complete the evaluation process. Section 15 of our bylaws provides that formal nomination for election of directors may be made by the Board of Directors or by any shareholder of any outstanding class of our capital stock entitled to vote for the election of directors. Notice of intention to make any nominations must be made in writing and be delivered or mailed to our president not less than 21 days or more than 60 days prior to any meeting of shareholders called for the election of directors. If less than 21 days’ notice of the meeting is given to shareholders, the notice of intention to nominate shall be mailed or delivered to TriCo’s president not later than the tenth day following the day on which the notice of meeting was mailed. If notice of the meeting is sent by third-class mail as permitted by Section 6 of the bylaws, no notice of intention to make nominations shall be required. The notification is required to contain the following information to the extent known to the notifying shareholder:
•the name and address of each proposed nominee,
•the principal occupation of each proposed nominee,
•the number of shares of capital stock of TriCo owned by each proposed nominee,
•the name and residence address of the notifying shareholder, and
•the number of shares of TriCo stock owned by the notifying shareholder.
Nominations not made in accordance with Section 15 of the bylaws may, in the discretion of the chairman of the meeting, be disregarded. Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election as of the date of this proxy statement.
Cumulative Voting. Each shareholder is entitled to cumulate votes in the election of directors. This means that a shareholder may cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 12,000 votes because we will be electing 12 directors at the meeting. You could cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to casting your votes in the election. If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so. We are soliciting, by your proxy, the discretionary authority to vote proxies cumulatively. The 12 nominees receiving the highest number of votes will be elected as directors.
Compensation and Management Succession Committee Interlocks and Insider Participation
No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2019, including serving on the compensation committee for any other for-profit entity.

COMPENSATION OF DIRECTORS

Director Compensation
The following table summarizes the compensation paid by TriCo to our non-employee directors in 2019:

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (3)	Change in pension value and nonqualified deferred compensation earnings ($) (4)	All other Compensation ($) (5)	Total ($)	Number of stock options outstanding as of 12/31/19	Number of shares underlying stock awards outstanding as of 12/31/19(3)
Donald J. Amaral	58,000	38,682	0	66,620	583	163,885	4,000	1,046
Thomas G. Atwood	48,000	38,682	0	0	0	86,682	0	1,046
William J. Casey	84,000	38,682	0	40,585	911	164,178	8,000	1,046
L. Gage Chrysler III	48,000	38,682	0	0	0	86,682	0	1,046
Craig S. Compton	48,000	38,682	0	77,726	495	164,903	16,000	1,046
Cory W. Giese	48,000	38,682	0	0	0	86,682	9,000	1,046
John S. A. Hasbrook	48,000	38,682	0	85,625	408	172,715	16,000	1,046
Michael W. Koehnen	48,000	38,682	0	87,067	400	174,149	0	1,046
Martin A. Mariani	48,000	38,682	0	4,093	0	90,775	7,500	1,046
Thomas C. McGraw	48,000	38,682	0	0	0	86,682	0	1,046
W. Virginia Walker	48,000	38,682	0	0	0	86,682	16,000	1,046

(1)Richard Smith, our president and chief executive officer, is not included in this table because he is an employee of TriCo and receives no additional cash compensation for his service as a director. Mr. Smith’s compensation is shown at “Compensation of Named Executive Officers.” Nominees Kirsten E. Garen, Margaret L. Kane and Kimberley H. Vogel were appointed as directors, effective February 19, 2020 and therefore did not receive any compensation in 2019.
(2)During 2019, we paid our non-employee directors a retainer of $4,000 per month, an additional $3,000 per month to the chairman of the Board (which is inclusive of compensation towards his chairmanship of both the compensation and management succession committee and the nominating and corporate governance committee), and an additional $10,000 to the chairman of the audit and risk committee. We do not pay our directors any additional compensation to attend Board or committee meetings.
(3)Represents the grant date fair value determined in accordance with FASB ASC Topic 718, using the valuation assumptions described in the “Notes to the Consolidated Financial Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC. On June 25, 2019, we granted each of our then-current non-employee directors a restricted stock unit (“RSU”) award for 1,034 shares of common stock that vests in full on June 25, 2020. Stock awards outstanding as of December 31, 2019 represent these grants and include the amount of dividends reinvested in RSUs. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of TriCo’s common stock at the time of such dividend). Such additional shares do not vest unless and until the underlying award vests.
(4)Except for Mr. Mariani, reflects the change in actuarial value during 2019 of each participating director’s account under the director supplemental retirement plan described on page 20. With respect to Mr. Mariani only, reflects the above-market interest earned during 2019 under our deferred compensation plan described below.
(5)Reflects the taxable value attributable to the split dollar life insurance benefits described on page 20.

In addition, each director has an indemnity agreement under which each of TriCo or the Bank will indemnify the director against claims arising or relating to his or her service as a director, was covered by directors’ and officers’ liability insurance and was reimbursed for expenses incurred in connection with attendance at Board meetings (including expenses related to spouses when spouses are invited to attend Board events).
The Board periodically assesses director compensation relative to TriCo’s peers at least bi-annually using data from, and the assistance of, an independent consultant.
Deferred Compensation Plans
In 2005 we adopted a deferred compensation plan permitting our directors to defer payment of their retainer fees until retirement, termination of directorship or death. A director can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan, which permitted director deferrals from 1992 until 2004. A director who elects to defer retainer fees for any year must defer a minimum of $200 per month. In 2019, Mr. Mariani elected to defer $48,000 in fees under this plan. The plan also permits us to make discretionary contributions to a director’s account. To date, we have not made any discretionary contributions on behalf of any directors. A director’s plan benefit is payable upon the director’s retirement, the termination of directorship or death. All distributions under the plan are subject to the rules of Section 409A of the Internal Revenue Code (the “Code”). The plan is nonqualified, unsecured and unfunded.
Interest accrues on directors’ deferred compensation plan accounts at a rate equal to 1% above the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. From the time that a director leaves our Board and until benefits are paid, a director’s account under the plan is credited with interest each month at the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month. A director is immediately 100% vested in any deferrals and any related interest on those deferrals. We determine the vesting rate for any discretionary contributions credited to a director’s account and any related interest. Notwithstanding the foregoing, if a director is removed for cause, our compensation and management succession committee can decide whether the interest credited to the director’s account with respect to any deferrals and our discretionary contributions, if any, are forfeited.
Director Supplemental Retirement Plan
In 2004 we adopted a supplemental retirement plan to provide additional retirement benefits to directors who retire on or after January 1, 2004. This plan replaced our supplemental retirement plan for directors originally adopted in 1987 and any benefit accrued by a director as of December 31, 2003 under this earlier plan will be paid under the terms of the 2004 plan. Directors joining our Board after 2007 are not eligible to participate in this plan. However, any of the eligible outside directors who attains “director emeritus” status becomes qualified to participate in the 2004 plan. A participating director retiring on or after age 55 with at least 15 years of service, or after a change of control with any number of years of service, can receive an annual lifetime benefit equal to the amount of his base Board fees paid by us during the final year of service. The amount of the retirement benefit is reduced for each month that the benefit commencement date precedes the director’s 65th birthday. A director’s annual benefit payments under the plan begin the month after retirement. If a director is involuntarily removed, all benefits under this plan are forfeited. The plan is nonqualified, unsecured and unfunded.
Effective December 14, 2017, the 2004 Director’s Supplemental Retirement Plan was frozen to use the annual retainer fee in effect on December 14, 2017 ($36,000). Participating directors will continue to accrue service under the plan and no new directors are eligible to join the plan.
Split Dollar Life Insurance
We have entered into joint beneficiary agreements with Mr. Amaral, Mr. Casey, Mr. Hasbrook, Mr. Koehnen and Mr. Compton under a previous director compensation program. These agreements provide that TriCo owns and pays premiums on a split dollar life insurance policy to provide various death benefits in certain circumstances to the beneficiaries named by each of these directors.

OWNERSHIP OF VOTING SECURITIES

The following table shows the common stock ownership as of April 2, 2020 for beneficial owners of more than 5.0% of our outstanding common stock, each of our directors, our current executive officers named on page 23 and our directors and executive officers as a group.

Beneficial owners	Number of shares beneficially owned(1)		Percentage of shares beneficially owned outstanding
5% Holders
FMR LLC 245 Summer Street Boston, Massachusetts 02210	2,546,539	(2)	8.5%
BlackRock Inc. 55 East 52nd Street New York, NY 10055	2,002,847	(3)	6.7%
Directors and Officers of TriCo and Tri Counties Bank
Donald J. Amaral	15,305	(4)	*
Thomas G. Atwood	849,703	(5)	2.8%
Daniel K. Bailey	46,609	(6)
Craig B. Carney	39,115	(7)	*
William J. Casey	638,923	(8)	2.1%
L. Gage Chrysler III	50,306	(9)	*
Craig S. Compton	168,551	(10)	*
John S. Fleshood	10,309	(11)	*
Kirsten E. Garen	0		*
Cory W. Giese	15,229	(12)	*
John S. A. Hasbrook	55,786	(13)	*
Margaret L. Kane	0		*
Michael W. Koehnen	210,957	(14)	*
Martin A. Mariani	56,126	(15)	*
Thomas C. McGraw	344,302		1.1%
Richard P. Smith	351,838	(16)	1.2%
Kimberley H. Vogel	0		*
W. Virginia Walker	22,267	(17)	*
Peter G. Wiese	5,300		*
All TriCo directors and executive officers as a group (21 persons)	2,891,620	(18)	9.65%

*Less than 1%.
(footnotes on following page)

(1)Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, all persons listed in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of RSUs held by the respective persons that will vest within 60 days of April 2, 2020 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of April 2, 2020.
(2)Based on a Schedule 13G/A filed by FMR LLC with the SEC on February 7, 2020 disclosing that it held sole dispositive power over all of the shares.
(3)Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 6, 2020 disclosing that it held sole voting power over 1,932,820 shares and sole dispositive power over 2,002,847 shares.
(4)Includes stock options for 4,000 shares. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date.
(5)Includes 302,814 shares held in an IRA.
(6)Includes stock options for 11,000 shares and 740 underlying RSUs that vest within 60 days of the voting record date and 8,088 shares allocated to Mr. Bailey’s account in the ESOP.
(7)Includes 758 shares underlying RSUs that vest within 60 days of the voting record date and 16,309 shares allocated to Mr. Carney’s account in the ESOP.
(8)Includes stock options for 4,000 shares, 864 shares held in an IRA account for the benefit of Mr. Casey and 133,324 shares held by a family trust of which Mr. Casey is manager. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date.
(9)Includes 872 shares held by Mr. Chrysler’s spouse. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date.
(10)Includes 34,814 shares held in an IRA account for the benefit of Mr. Compton and stock options for 16,000 shares. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date
(11)Includes 604 shares underlying RSUs that vest within 60 days of the voting record date.
(12)Includes 500 shares held by spouse and stock options for 9,000 shares. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date
(13)Includes stock options for 16,000 shares. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date
(14)Includes 97,715 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 8,600 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 4,400 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, 850 shares owned by a child of Mr. Koehnen, and 2,300 shares owned by Mr. Koehnen's wife. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date
(15)Includes stock options for 7,500. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date
(16)Includes 231 shares held by Mr. Smith's wife, stock options for 84,000 shares 2,540 shares underlying RSUs that vest within 60 days of the voting record date and 34,292 shares allocated to Mr. Smith's account in the ESOP.
(17)Includes stock options for 12,000 shares. Does not include 1,054 underlying RSUs that do not vest within 60 days of the voting record date
(18)Includes stock options for 152,500 shares, 5,408 shares underlying RSUs that vest within 60 days of the voting record date and 60,144 shares allocated to executive officers' accounts in the ESOP. Does not include 1,112,907 shares of stock held by the ESOP, to the extent they are not allocated to executive officer accounts. Directors Amaral, Compton, Hasbrook and Walker are trustees of the ESOP. Does not include any performance RSUs as it is not certain as to whether they vest until the vesting determination date.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following persons currently serve as executive officers and senior management of both TriCo and Tri Counties Bank (age as of April 17, 2020).

Richard P. Smith. Information about Mr. Smith can be found at “Board of Directors.”

Daniel K. Bailey. Daniel Bailey, age 51, has been executive vice president, chief banking officer since July 2019. Prior to that, he was executive vice president, chief retail banking officer from 2015 to July 2019 and previously held the title of executive vice president - retail banking & bank operations from May 2007 to 2015. Prior to joining Tri Counties Bank, Mr. Bailey spent fifteen years at Wells Fargo Bank where he served in numerous senior management positions managing retail branch operations in Northern California. His most recent position with Wells Fargo was senior vice president, Northern California Region initiatives manager.

Craig B. Carney. Craig Carney, age 61, has served as executive vice president and chief credit officer of Tri Counties Bank since 2007. From 1997 until 2007 he was senior vice president and chief credit officer of Tri Counties Bank. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as vice president, senior lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

John S. Fleshood. John Fleshood, age 57, has served as executive vice president and chief operating officer of TriCo and Tri Counties Bank since December, 2016. Previously, Mr. Fleshood served in a variety of management positions at Wintrust Financial Corporation, a financial holding company based in Rosemont, IL from 2005 to 2016, including most recently as executive vice president and chief risk officer. Prior to that, Mr. Fleshood served as senior vice president and chief financial officer of the Chicago affiliate of Fifth Third Bank from 2001 to 2005, and as vice president and manager of the Treasury Division from 1992 to 2001.

Gregory A. Gehlmann. Greg Gehlmann, age 58, has served as senior vice president and general counsel since May 2017. Previously, he served as chief bank counsel & corporate secretary of Heritage Oaks Bank, Paso Robles, CA from 2014 to 2017. In 2014, he was an expert witness regarding fiduciary duties of corporate directors and officers and the duties / responsibilities of law firms in advising troubled companies. From 2005 to 2013, he served as general counsel & corporate secretary at First Financial Bancorp, Cincinnati, OH where he also served as chief risk officer from 2006 to 2008. Prior to that, he practiced law for 16 years in Washington, D.C.

Glenn C. Hunter. Glenn Hunter, age 69, has served as our senior vice president and chief human resources officer since 2013. Previously, he was senior vice president, global human resources for Obopay, Inc., a mobile payments technology company, from 2008 to 2013.

Peter G. Wiese. Peter Wiese, age 45, has served as executive vice president and chief financial officer of TriCo and Tri Counties Bank since August, 2018. From June 2018 to August 2018 he was a consultant to the Bank. Prior to that, he was a partner with the public accounting firm of Crowe LLP from 2011 through April 2018 specializing in the financial services and banking industries. Mr. Wiese has over 20 years of experience in public accounting. Mr. Wiese is a Certified Public Accountant licensed in California and has a Bachelor of Science Degree – Accounting and Business Administration from Sonoma State University and is a graduate of the Pacific Coast Banking School, University of Washington.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
TriCo’s executive compensation program is designed to support TriCo’s mission to:
•Improve the financial success and well-being of TriCo’s shareholders, customers, communities and employees;
•Provide opportunities for TriCo’s employees to achieve unparalleled personal and professional success; and
•Enable TriCo’s shareholders to achieve the exceptional rewards of ownership.
You should read this section of the proxy statement in conjunction with the advisory vote that we are conducting on the compensation of our named executive officers (see “Proposals to be Voted on at the Annual Meeting -- Advisory Vote Concerning Executive Compensation” on page 6). This Compensation Discussion and Analysis contains information that is relevant to your voting decision.
Named Executive Officers
From the executive officers listed on page 23 of this proxy statement, TriCo identified the following as named executive officers for 2019:

•Richard P. Smith, President and Chief Executive Officer
•Peter G. Wiese, Executive Vice President and Chief Financial Officer
•John S. Fleshood, Executive Vice President and Chief Operating Officer
•Craig B. Carney, Executive Vice President and Chief Credit Officer
•Daniel K. Bailey, Executive Vice President and Chief Banking Officer

The Compensation Discussion and Analysis is organized into three sections:

•Section 1 - Executive Summary
•Section 2 - Performance and Pay
•Section 3 - Compensation Process and Decisions

Section 1—Executive Summary
Our Response to Say on Pay Vote:
The compensation and management succession committee (which we refer in this section as the “Committee”) continues to monitor and consider the interests of TriCo’s shareholders regarding executive compensation. We are pleased that in 2019, over 95% of the votes cast (excluding broker non-votes) supported TriCo’s “Say on Pay” proposal. Our Board, the Committee, and our executive team continue to review our executive compensation practices and look for opportunities to improve and strengthen its pay for performance objective and alignment with shareholders’ interests. During the past year TriCo took the following actions:

•The Committee reengaged Aon, a leading human resources and executive compensation consulting firm, to perform a review of TriCo’s executive compensation program and make recommendations for enhancements to ensure market competitiveness. The decision to engage Aon was made by the Committee and was not made or recommended by management.
•TriCo reviewed Institutional Shareholder Services and Glass Lewis analyses to further understand any ongoing or new concerns about TriCo’s compensation program.

•TriCo continued to use performance-based equity awards. TriCo introduced performance-based RSUs, or “PSUs,” for annual equity grants to the chief executive officer and direct reports in 2014 that vest based upon total shareholder return (TSR) relative to the KBW NASDAQ Regional Banking Index (KRX). The third performance period began on the grant date for the awards granted in 2016 for the three-year performance period completed in May 2019, and TriCo’s superior TSR performance relative to the KBW Regional Banking Index yielded the maximum payout of 150%. The PSU design and these three-year performance results are discussed further under the Equity Compensation section below. TriCo has maintained the same PSU program design and extended it further into the organization. The Committee reviewed the mix of time-based RSUs and PSUs again in 2019 and continues to believe that the 50%/50% split is a reasonable mix for the retention and incentive elements and serves to align our executives with shareholders. Each year the Committee revisits the program design, metrics considered, and weighting before issuing new grants to continuing executives but does not expect the weighting of performance shares for awards for continuing executives be less than 50%.
•TriCo implemented stock ownership guidelines in 2012. Under the guidelines, TriCo’s chief executive officer, executive vice presidents and directors are expected to acquire and maintain minimum positions in TriCo common stock. In February 2020, the nominating and corporate governance committee conducted its annual review and confirmed that all covered executive officers and directors satisfied the stock ownership guidelines, noting that our newest executives, Messrs. Fleshood and Wiese have until December 2021 and August 2023, respectively, to comply; and the new directors Garen, Kane and Vogel have until February 2025 to comply. The nominating and corporate governance committee also conducted an annual review of the stock ownership guidelines to determine whether they continue to be appropriate. No changes to the guidelines were made during the past year. See “Stock Ownership Guidelines,” below.
Financial Highlights:
In 2019, TriCo accomplished the following:
•Reported record earnings of $92.1 million for 2019 compared to $68.3 million in 2018. Earnings for 2019 were positively impacted by a full year of earnings after the acquisition of FNB Bancorp in July 2018.
•The efficiency ratio at the year ended December 31, 2019 was 59.71% compared to 63.75% at December 31, 2018.
•Paid $0.82 per share in cash dividends in 2019, up 17.1% from $0.70 per share in 2018, and capital ratios remained well above regulatory minimums to be considered “well-capitalized.”
•Recognized by Sandler O’Neill + Partners, L.P. (now Piper Sandler Companies), a well-known investment banking firm, as one of the 30 top performing banks with a market capitalization below $2.5 billion.
•S&P Global Market Intelligence again selected TriCo as one top 15 best-performing community banks in the US based on December 31, 2019 data.
Other Highlights:
Other, non-financial highlights for 2019 include:
•TriCo continued to invest in a unique brand of customer Service with Solutions which we deliver utilizing traditional full-service branches, in-store branches, and through our online and mobile suite.
•Focus on developing the next generation of leaders with the launch of our Leadership Development Program in 2018, 16 high achieving managers completed the program in early 2020.
•TriCo continued to support approximately 350 community-based organizations that help strengthen the markets in which we operate. Our employees give back to the communities they serve through monetary contributions and thousands of hours of volunteer service to non-profits, community organizations, schools, and youth programs.
•A number of our communities were severely impacted in November 2018 due to the Carr and Camp wild fires that destroyed over 20,000 homes and buildings in Northern California. Even though many of our friends, customers, and employees suffered damage to their homes, they continue to set aside their own needs to help others with housing, clothing, food, and emotional and financial support via the Tri Counties Bank Camp Fire Fund raising more than $2.2 million to help sustain families as they repair and rebuild. The Bank continues to deploy the funds through community non-profits and organizations.
•Tri Counties Bank received recognition by the American Red Cross as Centennial Disaster Partner and by the United Way of Northern California by receiving the Community Champion Award.
Summary of 2019 Compensation Decisions:
•The Committee increased Mr. Smith’s base salary to $825,000 in 2019, a 10% increase as a result of its review of a competitive market analysis based on the new peer group established in 2018 due to the acquisition of FNB Bancorp and organic growth.
•The Committee increased annual base salaries 4.0% - 23.5% for the other named executive officers (except for Mr. Wiese who received no increase as he was hired in August 2018) due to merit reviews, a review of compensation surveys, and/or an executive assuming a new position.
•Mr. Smith received a bonus at target at 60% of his base salary. Bonuses for the other named officers who were employed at year-end received bonuses above target ranging from 40% to 55% of base salary.
•The three-year performance period for the PSUs granted in 2016 ended on May 19, 2019. TriCo’s TSR for the three-year period was 59.7% while the KBW NASDAQ Regional Banking Index TSR was 27.9%. The 31.8% excess TSR performance resulted in a maximum payout percentage of 150% under the terms of the performance share grants.
Section 2—Performance and Pay
TriCo has long maintained a strong pay-for-performance philosophy that links executive compensation to achievement of the operating and financial goals set by the Board of Directors. TriCo believes that growth in diluted earnings per share and a continued focus on maintaining a strong balance sheet are key factors in maximizing return to our shareholders.
In 2019, TriCo achieved the following results, compared with prior periods:

Financial Metric	12/31/19	12/31/18	12/31/17
Net income per diluted share	$3.00	$2.54	$1.74
Non-performing assets to total assets ratio	0.30%	0.47%	0.58%
Loans, net of allowance at FYE (000’s)	$4,276,750	$3,989,432	$2,984,842
Deposits at FYE (000’s)	$5,366,994	$5,366,466	$4,009,131
Dividends declared per share	$0.82	$0.70	$0.66
Total risk based capital ratio	15.1%	14.4%	14.1%

The following graph shows TriCo’s total shareholder return, or TSR, compared with the KBW NASDAQ Regional Banking Index over the past five years. The KBW NASDAQ Regional Banking Index is a regional bank stock index that is comprised of approximately 50 regional banks and thrift stocks selected by Keefe, Bruyette & Woods, Inc., a nationally recognized investment bank focused on the financial services sector.

Total Return Performance
TriCo Bancshares
KBW Nasdaq Regional Banking Index
Index Value
200
150
100
50
12/31/14
12/31/15
12/31/16
12/31/17
12/31/18
12/31/19

		Period Ending
Index	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19
TriCo Bancshares (TCBK)	100.00	113.39	144.26	162.69	147.88	182.47
KBW Nasdaq Regional Banking Index (KRX)	100.00	105.91	147.24	149.82	123.60	153.03
Source: S&P Global Market Intelligence © 2020
As the chart indicates, the total shareholder return to TriCo investors is approximately 82% over the five years ended December 31, 2019. TriCo exceeded the KBW NASDAQ Regional Banking Index which returned approximately 53% during this five-year period. Further, TriCo’s compensation program structure and committee decisions during this period reflect a strong pay-for-performance commitment.
Starting in 2014, the Committee shifted the equity grant strategy for the chief executive officer and named executive officers from 100% stock options to a 50%/50% mix of time-based RSUs and PSUs. The RSUs vest annually over four years. The number of PSUs earned will depend on the total shareholder return for TriCo common stock relative to the KBW NASDAQ Regional Banking Index over a three-year performance period. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The Committee decided to maintain the 50%/50% mix of RSUs and PSUs for the named executive officers’ 2019 equity grants. In 2017, this policy was extended to certain key employees who received equity awards in order to better align compensation incentives to increasing shareholder value. The three-year performance period for the PSUs granted in 2016 was completed on May 19, 2019. TriCo’s TSR for the three-year period was 59.7% while the KBW NASDAQ Regional Banking Index TSR was 27.9%. Because the 31.8% excess TSR performance exceeded the KBW NASDAQ Regional Banking Index TSR by more than 25%, this resulted in a maximum payout percentage of 150% under the terms of the PSUs.

Section 3—Compensation Process and Decisions
Compensation Philosophy
TriCo’s executive compensation program is designed to maximize shareholder value by aligning compensation with TriCo’s performance and to attract, retain, motivate and reward a highly qualified executive management team. The Committee believes that these objectives can best be met by linking compensation to the achievement of both individual and corporate performance.
The underlying philosophy behind TriCo’s compensation program is straightforward: TriCo pays competitive salaries and rewards executives for enhancement of shareholder value and sustained individual superior performance. Consistent with this philosophy is TriCo’s commitment to offer fair pay based on the respective roles of TriCo’s executives, the market value of their jobs and the opportunity to earn additional cash and non-cash compensation when they provide superior performance.
Role of the Compensation and Management Succession Committee
The Committee has the primary authority to determine TriCo’s compensation philosophy and to establish compensation for Richard P. Smith, TriCo’s president and chief executive officer, and TriCo’s other executive officers. Each component of compensation for TriCo’s executives is generally administered under the direction of the Committee and is reviewed on an annual basis to ensure that remuneration levels and benefits in totality are competitive and reasonable using the guidelines described below. In determining each level of compensation and the total compensation package, the Committee reviews a variety of sources to determine and set compensation. Mr. Smith aids the Committee by providing annual recommendations regarding the compensation of all executive officers, other than himself. The Committee can exercise its discretion by modifying any recommended adjustments or awards to the executives. Each executive also participates in an annual performance review with Mr. Smith that includes a self-evaluation for the period being assessed. The Committee performs Mr. Smith’s annual performance review.
While the Committee does not set compensation at specific percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunities and employee benefits that fall within the average practice of TriCo’s competitors. The Committee, periodically and as warranted, considers compensation levels of executives with similar qualifications and experience at banks of similar size or operational complexity.
Surveys prepared by management with the assistance of Aon are also used periodically to assess whether TriCo is maintaining its labor market competitiveness. These surveys compare TriCo’s compensation programs to the compensation programs of similarly-sized bank holding companies primarily located in the Western United States, but primarily California.
Peer Group

For executive and board compensation decisions during 2019, the Committee continued to utilize a peer group chosen with the assistance of Aon and approved in 2018. This peer group consists of the following 21 financial institutions:

Hope Bancorp, Inc.	Columbia Banking System Inc.	First Interstate BancSystem
Glacier Bancorp Inc.	Banc of California Inc.	Banner Corp.
BofI Holding Inc.	CVB Financial Corp.	Pacific Premier Bancorp
Opus Bank	HomeStreet Inc.	National Bank Holdings Corp.
Luther Burbank Corp.	Hanmi Financial Corp.	First Foundation Inc.
Heritage Financial Corp.	CoBiz Financial Inc.	Preferred Bank
Guaranty Bancorp	Heritage Commerce Corp	Farmers & Merchants Bancorp

In January 2020 the Committee retained Aon to update its peer group from 2018 based on the Company’s overall growth as well as changes in the earlier peer group due to merger and acquisition activity. The Committee approved the new peer group to be used in 2020; which consists of 21 financial institutions with total assets of between $2.6 billion and $15.4 billion at December 31, 2019 (including pending acquisitions):

Hope Bancorp, Inc.	First Interstate BancSystem	Glacier Bancorp Inc.
Columbia Banking System Inc.	Banner Corp.	Pacific Premier Bancorp
Axos Financial Inc.	CVB Financial Corp.	Banc of California Inc.
Opus Bank	Luther Burbank Corp.	HomeStreet Inc.
First Foundation Inc.	National Bank Holdings Corp.	Hanmi Financial Corp.
Heritage Financial Corp.	Preferred Bank	Heritage Commerce Corp
Farmers & Merchants Bancorp	Sierra Bancorp	Bank of Marin Bancorp

The following is a discussion of the differences between the 2018 and 2020 peer groups: Guaranty Bancorp and CoBiz Financial Inc. were removed due to acquisitions; and Sierra Bancorp and Bank of Marin Bancorp were added at the lower end of the peer group based on their asset size to move TriCo closer to the 50th percentile (TriCo is at the 40th percentile in the peer group). The median asset size of the new peer group was $7.2 billion (including pending acquisitions) at December 31, 2019. The Committee reviews the peer group at least annually to take into account factors such as asset growth and merger and acquisition activity.
Role of the Compensation Consultant

To assist in its efforts to meet the objectives outlined above in 2019, the Committee retained Aon to provide general executive compensation consulting services to the Committee and to support management’s need for advice and counsel. The Committee’s charter authorizes the Committee to retain or terminate consultants and to engage other advisors.

The independent compensation consultant reports directly to the Committee but typically collaborates with management to obtain data, clarify information, and review preliminary recommendations prior to the time they are shared with the Committee. In addition, the Committee has the ability to meet with its consultant in executive sessions as the Committee may request from time to time. The consultant provides data regarding market practices and works with management and the committee to develop recommendations for changes to plan designs and policies consistent with the philosophies and objectives discussed earlier.

Fees billed by Aon in 2019 for advice and services provided to the Committee were approximately $197,416.

During 2019, Aon also provided services to our Company relating to non-executive compensation, including ad hoc compensation projects, and actuarial services and related disclosure requirements. Services provided to management and not the Committee were approved by management and not the Committee. Fees billed by Aon in 2019 for additional services provided to the Company were approximately $58,800.

Upon consideration of factors pursuant to NASDAQ compensation advisor independence rules, the Committee has concluded that no conflict of interest exists that would prevent Aon from independently representing the Committee. The Committee’s conclusion was based on the following factors:

•Executive compensation consulting services provided to the Committee and other consulting services provided to management were performed by separate and distinct divisions of Aon;
•The Committee’s decision to engage Aon was independent of management’s engagement of Aon;
•Total fees paid in 2019 to Aon were not material in the context of total revenues disclosed in Aon’s most recent annual report;
•Aon has adopted and disclosed to the Committee its executive compensation consulting protocols for client engagements and the Committee believes these protocols provide reasonable indications that conflicts of interest will not arise;
•Aon reports directly to the Committee Chair;
•The Committee members and executive officers of the Company have no business or personal relationship with Aon; and
•The Committee, in its discretion, determines whether to retain or terminate Aon.

Compensation Program Components

The compensation program for TriCo’s executives consists of three fundamental components:
•base salary,
•annual performance-based incentive compensation consisting of a cash bonus, and
•long-term incentive compensation comprised of equity-based awards intended to reward executives for the enhancement of shareholder value and to promote retention.

This program enables TriCo to tie executive compensation to TriCo’s performance, reward individual performance and attract and retain a highly-qualified executive management team. As a result, the Committee believes that this program best serves the interests of TriCo and TriCo’s shareholders. The particular elements of TriCo’s compensation programs are set forth below. Each executive’s current and prior compensation is considered in setting future compensation.
A percentage of total compensation is allocated to incentives as a result of TriCo’s philosophy. TriCo has no pre-established policy or target for the allocation between either cash and non-cash, or short- and long-term, incentive compensation. Based on the summary compensation table on page 38, compensation for Chief Executive Officer and the named executive officers in 2019 and 2018 was allocated as follows (excluding the change in pension value, of nonqualified deferred compensation earnings):

	Mix of Total Compensation – CEO (1)
	2019	2018
Base salary	44.0%	39.3%
Short-term incentives (annual incentive bonuses)	26.4%	41.2%
Long-term incentives (equity awards)	26.7%	16.5%
Benefits (perks)	2.9%	3.0%
Total	100.0%	100.0%

(1) The above chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “Nonqualified Deferred Compensation”.

	Mix of Total Compensation – Other NEOs(2)
	2019	2018(1)
Base salaries	53.0%	52.4%
Short-term incentives (annual incentive bonuses)	25.3%	26.5%
Long-term incentives (equity awards)	19.0%	16.9%
Benefits (perks)	2.7%	4.2%
Total	100.0%	100.0%

(1)Does not include Messrs. Reddish and Wiese due to Mr. Reddish’s departure in August 2018 and Mr. Wiese being hired in August 2018.
(2)The above chart does not take into account certain post-retirement benefits. See “Compensation of Named Executive Officers – Pension Benefits” and “Nonqualified Deferred Compensation”.

Base Salaries
The Committee reviews base salaries annually to align them with market and industry levels as appropriate and after taking into account TriCo’s general financial performance and the executive’s role, responsibilities, experience and future potential. The Committee seeks to establish base salaries that are within the competitive range of salaries for persons holding similarly responsible positions at peer banks and bank holding companies.
Chief Executive Officer Base Salary
Specific criteria considered in CEO Smith’s 2019 performance were the Company’s performance to budget, asset growth, loan quality, loan growth, deposit pricing, net interest margin, capital management, and bank compliance with rules and regulations. As a result of the Committee’s performance evaluation, Mr. Smith’s salary was increased 10% from $750,000 in 2018 to $825,000 for 2019. In 2018, his base salary was slightly below the fiftieth percentile of the peer group. The Committee determined that Mr. Smith’s leadership of the organization to date as well as the expertise, experience and skills required to lead the Company going forward made it appropriate to increase Mr. Smith’s base compensation to this competitive level. Previously, the Committee increased Mr. Smith’s salary by 23% in 2018, 4.3% in 2017, and 5.5% in 2016.

Other Named Executive Officers
Compensation has continued to increase across the industry as competition for key talent remains fierce. To remain competitive, TriCo provided for the following increases in base salaries for TriCo’s other named executive officers as described in the table below:

Name	2018 Base Salary	2019 Base Salary	Percentage Increase
Peter Wiese (1)	$480,000	$480,000	0%
John Fleshood (2)	$412,000	$428,480	4.0%
Craig Carney (3)	$324,000	$400,000	23.5%
Dan Bailey (4)	N/A	$400,000	N/A

(1)Mr. Wiese commenced employment in August 2018 and therefore did not receive an increase in his base salary for 2019.
(2)Mr. Fleshood received a merit increase of 4%.
(3)Mr. Carney’s base salary was initially increased to $337,396 in April 2019 and again increased to $400,000 in September 2019 after the compensation committee conducted a compensation review for comparable positions as well as utilizing its own judgment.
(4)Mr. Bailey was not a named officer in 2018. On July 31, 2019, Mr. Bailey was promoted from Chief Retail Banking Officer to Chief Banking Officer and his base salary was increased from $321,527 to $350,000 at that time. In addition, his base was increased to $400,000 in September 2019 after the compensation committee conducted a compensation review for comparable positions as well as utilizing its own judgment based on the duties relevant to this position.

Based upon guidance provided by Aon and additional information captured through a variety of sources including Willis Towers Watson, California Bankers Association, McLagan and Mercer Human Resources Consulting on market ranges for salaries of equivalent positions at peer group companies, TriCo believes that it compensates its executives equitably when compared to competitive companies in that peer group.
Annual Incentive Bonuses
It is the Committee’s objective to have a substantial portion of each executive’s compensation contingent upon TriCo’s performance as well as upon the executive’s own level of performance and contribution toward TriCo’s performance. TriCo utilizes annual cash bonuses to align executive compensation with TriCo’s business objectives and TriCo’s performance. Placing an emphasis on incentive compensation is consistent with TriCo’s philosophy of rewarding executives for TriCo’s performance.

Chief Executive Officer Incentive Compensation
Mr. Smith was eligible to receive an annual incentive bonus if certain corporate goals were achieved. The goals included measurements for performance to budget and the previous year’s actual results, including, asset growth, loan quality, loan growth, deposit growth, net interest margin, efficiency ratio, capital management, bank compliance with rules and regulations, and bank safety and soundness. Additional consideration was given for the successful integration of FNB Bancorp. The potential incentive bonus for Mr. Smith’s performance in 2019 ranged from 0% to 105% of his base salary, with a target payout of 60% of base salary. The target award opportunity was determined in part based on the compensation study used to help determine 2019 executive compensation (adjusted to move total compensation more heavily weighted in stock and to be more aligned with shareholders). The Committee retained discretion regarding the determinations as to whether TriCo reached these goals.
In February 2020, the Committee compared the Company’s 2019 performance to its budget and the previous year’s (2018) actual results, including earnings, asset growth, loan and deposit growth, loan quality, net interest margin, and efficiency ratio. Furthermore, the Committee exercised discretion in determining which of the 2019 corporate goals and performance metrics were considered and how they were weighted. In addition, in evaluating non-numerical achievements such as capital management, regulatory compliance and merger and acquisition matters, the Committee exercised its best judgment, which involved an immeasurable degree of discretion in the absence of specific numeric goals. The Committee determined that TriCo had exceeded a significant number of the corporate financial goals/metrics, and that TriCo exceeded all of the other non-numerical goals, including the successful integration of the acquisition of FNB Bancorp; however, due to the uncertainty of the severe economic disruptions caused by the COVID-19 pandemic, in March 2020 the Committee determined that a payout of 60% of base salary was appropriate.
The following table shows the historical target and actual payout percentages (percentage of base):

	2015	2016	2017	2018	2019
Target of Base	50%	50%	50%	60%	60%
Company Performance	>100%	>100%	>90%	>100%	100%
Actual % of Base	50%	60%	74%	100%	60%

Other Named Executive Officers
The Committee also provides incentive compensation to TriCo’s other executives in the form of an annual cash bonus based on a target percentage of base salary. The cash incentive opportunities as a percentage of base salary for each of the named executive officers remained consistent with target incentive opportunities year-over-year and are described in the table below:

Name	Target	Actual Earned
Peter Wiese	40%	55%
John Fleshood	40%	58%
Craig Carney	30%	40%
Dan Bailey	30%	40%

For 2019, the Committee determined that the incentive bonus compensation for TriCo’s other named executive officers would be based on the achievement of a combination of goals and targets that take into account both TriCo’s performance and that of the executives individually. Although the achievement of certain financial objectives as measured by TriCo’s earnings was considered in determining incentive bonus compensation, other discretionary and qualitative criteria were also considered. In March 2020, the Committee considered TriCo’s 2019 financial performance and the specific achievements of TriCo’s executives that are expected to affect TriCo’s future earnings and performance or that had an identifiable impact on the prior year’s results and based primarily on TriCo’s 2019 financial performance, and with consideration of the continued uncertainty in the market as well as a review of peer cash bonus targets and ranges, the Committee determined that bonuses would be awarded to other named executive officers for their performances in 2019. The Committee paid bonuses to the named executive officers based upon their individual contributions and level of achievement of Company performance metrics.
Equity Compensation
The Committee provides long-term incentive compensation to TriCo’s executive officers through the grant of awards under TriCo’s equity incentive plans. In accordance with TriCo’s philosophy, the use of equity compensation is intended to provide incentives to TriCo’s executive officers to work toward the long-term growth of TriCo by providing them with an award that will increase in value only to the extent that the value of TriCo’s common stock increases. Because the value of awards under TriCo’s equity incentive plan bear a direct relationship to TriCo’s stock price, the Committee believes that equity awards are an effective long-term incentive to create value for shareholders and appropriately align the interests of TriCo’s executives with the interests of TriCo’s shareholders. The grant of equity awards also serves as a long-term retention incentive for TriCo’s executives because equity awards are generally subject to vesting schedules of three to five years.
Equity awards are made at regular Committee meetings. The effective date for all grants is the date that the Committee approves the grant and all key terms have been determined. The Committee has historically granted annual equity awards to TriCo’s executives, including the chief executive officer, on the date of TriCo’s annual shareholders meeting each year. In 2020 the Committee expected to move up equity award grants to TriCo executives to coincide with the time of merit reviews, however such decisions were deferred due to the uncertainty of the impact of COVID-19 pandemic.
In 2019, TriCo granted equity awards to the chief executive officer and the other named executive officers as reported under “Grants of Plan-Based Awards for 2019” on page 42. The number of equity awards granted each year by the Committee to an executive is not fixed, but is determined by the Committee annually based on a subjective evaluation of factors, including the following:
•the perceived incentive that the grant will provide,
•the executive’s prior performance and level of responsibility,
•the benefit that the grant may have on long-term shareholder value, and
•the value of the equity award at the time of grant.
The Committee views the grant of equity awards as both an incentive vehicle and a retention device and therefore, also reviews the status of vesting and the number of vested versus unvested awards held by an executive at the time of grant and the annual grants made to executives at TriCo’s peer group companies.
The Committee believes that a stock grant strategy consisting of a 50%/50% mix of time-based RSUs and performance-based PSUs better aligns the interests of shareholders and employees and as an attraction and retention tool as compared to grants of stock options. The RSUs vest annually over four years. The number of PSUs earned depends on the total shareholder return, or “TSR,” for TriCo common stock over a three-year performance period beginning on the date of grant relative to the KBW NASDAQ Regional Banking Index. The actual number of shares earned range from 0% to 150% of the target number granted, depending on the performance of TriCo common stock compared to the index. The payout schedule is defined as follows:

	TCBK TSR vs. KBW TSR	Payout Percentage
Maximum	+25% or more	150%
	Every +1%	+2% Payout
Target	Equal	100%
	Every -1%	-2% Payout
Threshold	-25%	50%

Minimum	Less than -25%	0%

TSR is defined as the change in the market value of a share of TriCo common stock, including reinvested dividends. The beginning and ending stock prices are used to determine the change are based on the average stock price over a period of 30-trading days at the beginning and end of the performance period.
The three-year performance period for the PSUs granted in 2016 completed on May 19, 2019. TriCo’s TSR for the three-year period was 59.7% while the KBW NASDAQ Regional Banking Index was 27.9%. The 31.8% excess TSR performance resulted in a maximum payout percentage of 150% under the terms of the PSUs.
The Committee, based on its review of peer data, determined to grant Mr. Smith equity awards at 70% of his 2018 salary, with the grant value split evenly between RSUs and PSUs.
With respect to the other named officers, based in part on its review of peer data, the committee determined to grant Messrs. Wiese, Fleshood, Carney and Bailey, equity awards at approximately 45%, 45%, 32% and 36% of 2018 salary.
See “Grants of Plan-Based Awards for 2019” on page 42 for stock grants made by the Committee to the named executive officers in July 2019.
2020 NEO Compensation Program

Each year, the Committee reviews the NEO compensation program in light of the Company’s performance data, peer comparator group performance data, historical pay information, data on specific market practices and trends, stockholder feedback, and other relevant points of information. The program consists of multiple compensation vehicles that directly link the NEOs’ compensation with the Company’s performance over multiple time horizons, align the NEOs’ interests with the interests of the Company’s stockholders, supports safety and soundness and encourages appropriate risk-taking. In March 2020, the Committee determined due to the uncertainties facing the financial industry due to the COVID-19 epidemic, the Committee would delay any NEO compensation decisions for 2020 to later in the year.

No Hedging Transactions
The Company’s insider trading policy prohibits executive officers, directors and certain named employees from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds), making short sales of TriCo securities or otherwise engaging in any transactions that hedge or offset any decrease in the market value of TriCo securities or limit the ability to profit from an increase in the market value of TriCo securities. Except as discussed above, the policy does not prohibit all employees from hedging.
No Margin Accounts or Pledges
Furthermore, the Company’s insider trading policy prohibits executive officers, directors and certain named employees from holding TriCo securities in a margin account or pledging TriCo securities as collateral for a loan.

Stock Ownership Guidelines
TriCo’s Board of Directors believes that key executives should have significant stake in the performance of TriCo’s stock, to align their decisions with creating shareholder value and to minimize negative market perceptions caused by excessive insider sales of company shares. TriCo’s Stock Ownership Guidelines Policy encourages directors and executive officers to accumulate a meaningful position in TriCo common stock. The stock ownership guidelines are based on a multiple of base salary for the executive officers and a multiple of the director’s retainer, as noted below:

Position	Minimum Ownership (multiple of base salary)
Chief Executive Officer	3.0
Executive Vice President	1.5

Directors	Minimum Ownership (multiple of director compensation)
Outside Director	3.0
Under these guidelines, share ownership is determined from the totals reported on Table 1 of the executive’s or the directors’ SEC Form 4, and includes unvested restricted stock awards and RSUs and shares in which beneficial ownership is disclaimed. In addition, outstanding vested stock options that are in the money are included based on the intrinsic value converted to an equivalent number of full shares (i.e., net of exercise price). This minimum ownership should be achieved within five years after any new officer or director takes office. Compliance with share ownership guidelines is reviewed annually by the nominating and corporate governance committee, which determined that all covered executive officers and directors satisfy the stock ownership guidelines except as discussed below. Messrs. Fleshood and Wiese are not required to comply until December 2021 and August 2023, respectively, based on their dates of employment (1.5 times base salary). Directors Garen, Kane and Vogel, who were appointed to the Board in February 2020 will have five years to comply with these requirements.
Other Elements of Compensation and Perquisites
In order to attract and retain talented executives who will focus on achieving TriCo’s long-term goals, TriCo provides to its named executive officers, including Mr. Smith, the following benefits and perquisites:
Supplemental Executive Retirement Plan. TriCo maintains a supplemental executive retirement plan described at “Compensation of Named Executive Officers—Pension Benefits,” which provides certain named executive officers with benefits upon their retirement or upon the termination of employment within 24 months of a change of control.
Deferred Compensation Plan. TriCo maintains a nonqualified, unsecured and unfunded executive deferred compensation plan, which is described at “Compensation of Named Executive Officers—Nonqualified Deferred Compensation.” This plan provides our named executive officers the opportunity to defer all or part of their salaries and bonuses until retirement, earlier termination from employment or death, in addition to any discretionary contribution or reoccurring contribution that TriCo credits to their accounts. All amounts are credited with interest and are paid in the form and at the time elected by the executive, generally after the executive’s cessation of employment.
Change of Control Agreements. TriCo has entered into the change of control agreements described beginning on page 48 with its named executive officers who would likely be involved in decisions regarding, and the successful implementation of, a merger or acquisition and could be at risk for a job loss if a change of control occurs. The Committee believes that such agreements are important in order to provide an incentive for executives to remain employed with TriCo throughout the turmoil and uncertainty that a tender offer or merger can cause. Such continuity in leadership benefits both TriCo’s shareholders and employees and, ultimately, a company that would acquire TriCo. These agreements are intended to allow the executives to focus on making and implementing decisions that are in the best interests of TriCo’s shareholders without being distracted or influenced in the exercise of their business judgment by personal concerns. Change of control agreements are typically offered to executives in the marketplace and therefore are necessary to attract and retain executives as well as to protect shareholders’ interests. A change of control would also accelerate the vesting of all of the executives’ outstanding options and equity awards and accelerate benefits under some of TriCo’s benefit plans as described at “Compensation of Named Executive Officers—Potential Payments Upon Termination and Change of Control.”
ESOP Contributions. TriCo makes annual contributions to each executive’s account under TriCo’s employee stock ownership plan described at “Compensation of Named Executive Officers—ESOP.”
Defined Contribution Plan. TriCo offers a 401(k) savings plan to all eligible employees as described at “Compensation of Named Executive Officers—401(k).”
Medical Insurance. TriCo provides to each executive and their family such health, dental and vision insurance coverage as TriCo may from time to time make available to its other executives of the same level of employment. TriCo pays a portion of the premiums for this insurance for all employees.
Life and Disability Insurance. TriCo provides each officer such disability and/or life insurance as TriCo in its sole discretion determines from time to time to make available.
Other. TriCo makes available certain other perquisites to executives such as country club memberships and automobile allowances which are listed in the perquisites and personal benefits table on page 39. Although TriCo may allow its executive officers and directors to utilize TriCo’s corporate airplane for personal use in limited circumstances, TriCo requires its executive officers and directors to reimburse the Company for such personal use on an operating cost per flight hour which is predetermined each year. The hourly reimbursement rate represents the aggregate incremental cost to TriCo for such personal use and takes into account items such as maintenance and repair, operating expenses, the pilot’s salary, landing and ramp fees, fuel costs, airport taxes and crew travel expenses.
Clawbacks. The Sarbanes-Oxley Act of 2002 includes a clawback provision, Section 304, which generally requires our CEO and CFO to disgorge bonuses, other incentive or equity-based compensation, and profits on sales of Company stock that they receive within the 12-month period following the public release of financial information if there is a restatement because of material noncompliance, due to misconduct, with financial reporting requirements under the federal securities laws.
Role of Tax Requirements
In administering and designing our compensation programs, the Committee considers, among other factors, the financial accounting and tax consequences to the Company as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Committee and management consider the size and share-based compensation expense of outstanding and new equity awards. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to certain executive officers. Tax legislation in December 2017 (“Tax Act”) repealed the exemption from the deduction limit for qualifying performance-based compensation for taxable years beginning after December 31, 2017 unless the compensation is paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified thereafter. The Tax Act also expanded the class of executive officers whose compensation is subject to the deduction limitation of Section 162(m) of the Code to include the chief financial officer (serving at any time during the fiscal year) in addition to the chief executive officer (serving at any time during the fiscal year) and the three other most highly compensated executive officers for the taxable year. Any executive officer whose compensation is subject to Section 162(m) of the Code in taxable years beginning after December 31, 2016 will have compensation subject to Section 162(m) of the Code for all future years, including years after the executive terminates employment or dies.
The Committee believes it is important to preserve flexibility in administering and designing compensation programs as corporate objectives may not always be consistent with the requirements for full deductibility. The Committee expects it will grant awards and provide for compensation that will not be deductible under Section 162(m) when it believes that such non-deductible arrangements are otherwise in the best interests of the Company and its shareholders. The Committee also intends to continue to provide performance-based compensation, consistent with the Company’s pay-for-performance philosophy.
The employment agreement with our chief executive officer provides that if the severance and change in control benefits payable to the executive would constitute an “excess parachute payment” as defined in Section 280G of the Code, such benefit payments shall be reduced to the largest amount that will result in no portion of benefit payments being subject to the excise tax imposed by Section 4999 of the Code.
That agreement, as well as the change in control agreements with our named executive officers also provide that if any benefit thereunder is subject to Section 409A of the Code and the executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment of the benefit shall be delayed for six months following the executive’s termination of employment.
Summary
The Committee believes that TriCo’s philosophy of aligning compensation with TriCo’s performance and individual superior performance was met and that the compensation for TriCo’s executive officers has been competitive and comparable to the compensation received by executive officers of banks with similar sized and operational complexity located in the Western United States. In addition, TriCo’s executive compensation philosophy and programs support TriCo’s overall objective to enhance shareholder value through profitable management of TriCo’s operations. The Committee is firmly committed to the ongoing review and evaluation of TriCo’s executive compensation program.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

To Our Shareholders:
The compensation and management succession committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with TriCo’s management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934, as amended.
Respectfully submitted:
William J. Casey (Chairman)
Donald J. Amaral
Craig S. Compton
John S. A. Hasbrook
Michael W. Koehnen
Martin A. Mariani

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table
The table below sets forth the annual and long-term compensation of our (i) CEO, (ii) our Chief Financial Officer, and (iii) the three most highly compensated executive officers, other than the CEO and the Chief Financial Officer, who were serving as executive officers at the end of 2019.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)	Non-equity incentive plan compensa-tion ($)	Change in pension value and nonquali-fied deferred compensation earnings ($)(4)	All other compensation ($)(5)	Total ($)

Richard Smith, President and Chief Executive Officer	2019 2018 2017	782,212 715,000 603,827	495,000 750,000 450,000	501,910 300,151 283,635	0 0 0	0 0 0	2,859,017 2,130,472 382,991	54,227 55,395 51,996	4,692,366 3,951,018 1,772,449
Peter Wiese, Executive Vice President and Chief Financial Officer(6)	2019 2018	468,923 183,692	264,000 72,960	214,138 387,900	0 0	0 0	0 0	2,826 81,924	949,887 726,476
John Fleshood, Executive Vice President—Chief Operating Officer	2019 2018 2017	414,472 409,000 400,000	247,500 215,000 160,000	183,843 157,456 155,132	0 0 0	0 0 0	0 0 0	22,888 22,613 11,989	868,703 804,069 727,121
Craig Carney, Executive Vice President—Chief Credit Officer	2019 2018 2017	345,790 319,829 302,413	160,000 155,000 122,450	101,307 90,386 84,667	0 0 0	0 0 0	1,434,004 224,962 690,147	27,508 31,830 34,052	2,068,609 822,007 1,233,730
Daniel K. Bailey, Executive Vice President—Chief Banking Officer(7)	2019	343,231	160,000	111,382	0	0	334,991	35,014	984,618

(1)Reflects cash paid in salary to the NEO during the year presented.
(2)Reflects cash bonuses earned for performance in the year indicated but paid in the following year.
(3)Includes long-term restricted stock unit amounts both time- and performance-based awarded during the year shown. Our accounting for employee stock-based incentives granted during the years ended December 31, 2019, 2018, and 2017, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 718, Stock Compensation is described in Note 17—Stock Options and Other Equity-Based Incentive Instruments” to the Company’s consolidated financial statements in the 2019 Annual Report (generally multiplying the number of time-based restricted share units granted by the NASDAQ closing price per share on the grant date and number of performance-based restricted share units grated by the fair value determined by a Monte Carlo simulation). These amounts do not reflect the actual value that may be realized by the named executive officers. Depending on our stock performance, the actual value may be more or less than the amount shown or zero. For actual value received in 2019 for awards granted in previous years, see the table “Option Exercises and Stock Awards Vested During 2019” in this proxy statement. See also “Outstanding Equity Awards at 2019 Fiscal Year End.”

(4)Reflects the sum of the change in value of the executive’s supplemental retirement plan account described beginning on page 45 and the above-market interest earned during 2019 under the deferred compensation plan described below, if any, and not cash payments received during the year. The actuarial change in the present value of the executive’s supplemental retirement plan account is determined using interest rate and mortality rate assumptions consistent with those described in TriCo’s financial statements and includes amounts that the executive may not be currently entitled to receive because such amounts are not vested. For 2019, these actuarial present value changes were $2,845,212 for Mr. Smith, 1,418,210 for Mr. Carney and $334,991 for Mr. Bailey. The significant actuarial changes from for Mr. Smith (2019 vs. 2018) and Mr. Carney (2019 vs. 2018) were due to an increase in the three-year average of cash compensation earned coupled with a decrease in discount rates. Above-market interest earned on the deferred compensation accounts during 2019 were $13,805 for Mr. Smith and $15,794 for Mr. Carney.
(5)Reflects the incremental cost to TriCo of other compensation indicated in the following table:

Name	Year	Automobile use or allowance ($) (A)	Life insurance benefits ($) (B)	Personal use of club memberships ($)	ESOP contributions ($) (C)	401(k) matching contributions ($) (D)	Other Compensation ($) (E)	Total perquisites, other personal benefits and other compensation ($)
Smith	2019 2018 2017	18,816 21,593 19,477	17,947 16,270 15,428	5,610 5,820 4,440	11,200 11,000 10,800	0 0 0	654 712 1,891	54,227 55,395 51,996
Wiese	2019 2018	0 0	450 170	0 0	0 0	2,376 2,402	0 79,352	2,826 81,924
Fleshood	2019 2018 2017	6,000 6,000 6,000	450 170 1,140	5,238 5,443 4,849	11,200 11,000 0	0 0 0	0 0 0	22,888 22,613 11,989
Carney	2019 2018 2017	6,000 6,000 6,000	2,325 4,563 8,828	3,471 4,767 4,452	11,200 11,000 10,800	4,512 5,500 3,972	0 0 0	27,508 31,830 34,052
Bailey	2019	12,000	450	5,467	11,200	5,897	0	35,014
(A)Reflects the value attributable to personal use of automobiles provided by TriCo as calculated in accordance with IRS guidelines.
(B)Reflects the incremental amount of life insurance benefits provided named executive officer. TriCo provides all full time employees, including the named executive officers, with life insurance benefits paying lesser of two times the employee’s annual salary or $500,000 to the employee’s beneficiaries. For Messrs. Smith, Carney and Bailey, also includes split-dollar life insurance.
(C)Reflects contributions allocated by TriCo to an executive’s ESOP account pursuant to the terms of our nonqualified deferred compensation plan described on page 45.
(D)See “- 401(k) for a discussion of the Company’s 401(k) plan and matching contributions.
(E)For Mr. Wiese in 2018, this reflects consulting fees paid prior to his employment with the Company. Also includes expenses related to spouses when spouses are invited to accompany executives on management retreats and conventions.

(6) The Board of Directors appointed Mr. Wiese, EVP / Chief Financial Officer effective August 14, 2018.
(7) Mr. Bailey became a named executive officer in 2019.

Short-Term Incentives
Each year the Board sets target bonus compensation to our chief executive officer and named executive officers. See “Compensation Discussion and Analysis--Annual Incentive Bonuses” for a more detailed discussion. The compensation and management succession committee retains discretion regarding the determinations as to whether TriCo reached these goals.

ESOP
We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after six years.
401(k)
We have a 401(k) plan for all employees age 18 and over who complete at least 90 days of service with TriCo or Tri Counties Bank. Participants may contribute a portion of their compensation subject to certain limits based on federal tax laws. Participants may select between making regular pre-tax deferrals or Roth deferrals. TriCo provides a 2% match on a 4% contribution for qualifying employees. Plan assets are held in trust. Participants can direct their investment contributions into a variety of specified mutual funds. Generally, contributions are triggered by a participant’s retirement, disability, death or other separation from employment.
2019 Equity Incentive Plan (the “2019 Plan”)
General. On April 16, 2019 the Board of Directors adopted the 2019 Equity Incentive Plan (“2019 Plan”) and our shareholders approved the 2019 Plan at the annual meeting of shareholders on May 21, 2019. A total of 1,500,000 shares are reserved under the 2019 Plan for issuance. As of the voting record date, there were 35,870 unvested RSUs and 22,820 unvested performance-based RSUs outstanding under the 2019 Plan. The summary of the 2019 Plan below describes the principal provisions of the 2019 Plan and is qualified by reference to the 2019 Plan, a copy of which can be found at: https://www.sec.gov/Archives/edgar/data/356171/000035617120000021/tcbk-20191231xex1026tr.htm
Awards. The 2019 Plan permits TriCo to grant stock options, restricted stock, stock awards, and stock appreciation rights (“Awards”) to eligible participants, which may include executives, employees and non-employee directors. The Board or an authorized committee determines the types, sizes and terms of awards based on various factors, including a participant’s duties and responsibilities, the value of the participant’s past services, the participant’s potential contributions to TriCo’s success and other factors.

The 2019 Plan provides for the following types of Awards:
Stock Options. TriCo may grant stock options under the 2019 Plan, including options which are qualified as incentive stock options as defined under Section 422 of the Internal Revenue Code (the “Code”) and nonqualified stock options. Options will not be exercisable at a price that is less than 100% of the fair market value of TriCo’s common stock on the date of grant or, if the optionee holds at least 10% of the voting power of all classes of TriCo’s stock, 110% of fair market value with respect to incentive stock options. The term of options will be no longer than ten years, except that incentive stock options granted to any 10% shareholders will have a term of no longer than five years. Options will vest and become exercisable as determined by the Committee at the time of grant.
Upon the exercise of a stock option, the purchase price must be paid as determined by the Committee by some or all of the following methods: (i) either in cash or its equivalent, (ii) pursuant to a broker-assisted sale developed under Regulation T, (iii)  by tendering shares of TriCo’s common stock, (iv) withholding shares on exercise in payment of the exercise price and/or tax withholding; or (iv) if permitted by law, other forms of consideration that the Committee approves.
Options continue to be exercisable after a participant’s association with TriCo terminates for the period of time specified in the award agreement with respect to the option, whether due to death or disability or other reasons. This period may be extended during any period during which the participant’s exercise of the Award would violate the law or otherwise at the Board’s discretion.
Stock Appreciation Rights. Under the 2019 Plan, stock appreciation rights or “SARs” may be settled in common stock or cash and must be granted with an exercise price not less than 100% of fair market value on the date of grant. Upon exercise of a SAR, a participant is entitled to receive cash or a number of shares of common stock equivalent in value to the difference between the fair market value on the exercise date and the exercise price of the SAR. The term of SAR will be no longer than generally be ten years.
Restricted Shares and RSUs. Restricted shares and RSUs may be granted under the 2019 Plan. The Committee will determine the purchase price, vesting schedule and performance goals, if any, applicable to the grant of restricted shares or RSUs. Unless otherwise determined by the Committee, if the restrictions, performance goals or other conditions determined by the Committee are not satisfied, the restricted shares and RSUs will be forfeited. The rights of restricted share and RSU holders upon a termination of employment or service will be set forth in individual award agreements as determined by the Committee.
Unless the applicable award agreement provides otherwise, participants with restricted shares will generally have all of the rights of a shareholder during the restricted period, including the right to receive dividends declared with respect to such shares; provided, however, that dividends declared during the restricted period with respect a restricted share Awards will only become payable if (and to the extent) that the underlying restricted shares vest. During the restricted period, participants with RSUs will generally not have any rights of a shareholder, but if so provided in the award agreement, may be credited with dividend equivalent rights, provided, however, that dividends declared during the restricted period with respect to an RSU will only become payable if (and to the extent) that the underlying shares vest.
Best Practices. The 2019 Plan includes a number of provisions designed to protect shareholder interests and appropriately reflect our compensation philosophy and current tax law regime, which include:

•No Dividends or Dividend Equivalents Paid on Unvested Awards
•Clawback and No Hedging Policies
•No Discounted Awards or Repricings
•No “Evergreen” or Liberal Share Recycling
•Minimum Vesting Requirements
•Minimum Holding Periods

2009 Equity Incentive Plan
In 2009 we adopted and our shareholders approved our 2009 equity incentive plan. In 2013, our shareholders approved an amendment increasing the number of authorized shares from 650,000 to 1,650,000. The plan may be administered by the Board or an authorized committee of the Board. It is the current policy of the Board of Directors that all equity incentive awards be approved by the compensation and management succession committee. The 2009 plan expired on March 26, 2019. No new awards can be granted under the plan. A copy of the 2009 plan can be found at Exhibit 10.2 to TriCo’s Current Report on Form 8-K filed with the SEC on April 3, 2013 and at: https://www.sec.gov/Archives/edgar/data/356171/000119312513140520/d515986dex102.htm.
As of the voting record date, there were 152,500 options (all of which were fully vested), 32,806 unvested RSUs and 28,414 unvested performance-based RSUs outstanding under the 2009 plan.

Grants of Plan-Based Awards for 2019
TriCo issued RSUs and PSUs to the named executive officers in 2019. TriCo did not issue any stock options to the named executive officers in 2019. The following table presents information concerning plan-based awards granted to each named executive officer in 2019:

								All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock award ($)
		Estimated possible payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maxi-mum ($)	Threshold (#)	Target (#)	Maxi-mum (#)
Richard Smith	6/25/2019 6/25/2019				0	7,273	10,910	7,273 (2)	272,083 (3) 229,826 (4)
Peter Wiese	6/25/2019 6/25/2019				0	3,103	4,655	3,103 (2)	116,083 (3) 98,055 (4)
John Fleshood	6/25/2019 6/25/2019				0	2,664	3,996	2,664 (2)	99,660 (3) 84,182 (4)
Craig Carney	6/25/2019 6/25/2019				0	1,468	2,202	1,468 (2)	54,918 (3) 46,389 (4)
Dan Bailey	6/25/2019 6/25/2019				0	1,614	2,421	1,614 (2)	60,380 (3) 51,002 (4)

(1)Reflects PSUs awarded under our 2019 equity incentive plan. PSUs will vest with respect to between 0% and 150% of the target number of shares on June 25, 2022, based on TriCo’s total shareholder return relative to the KBW Regional Banking Index.
(2)Reflects RSUs awarded under our 2019 equity incentive plan. The RSUs vest in equal annual installments on each of the first four anniversaries of the grant date. Dividends accrue without interest with respect to the corresponding number of shares subject to the award. Such dividend equivalents accrue and are converted into additional shares (equal to the fair market value of the Company’s common stock at the time of such dividend). Such additional shares no not vest unless and until the underlying award vests.
(3)The fair value for each RSU is equal to closing price of the underlying TriCo common stock as reported on the Nasdaq Global Select Market on the grant date, which was $37.41 per share.
(4)The estimated fair values of the PSUs were determined using a per share price of $31.60, which was determined using a Monte-Carlo simulation process of future stock prices of TriCo common stock and the KBW Regional Banking Index.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table presents information for all equity awards held by the named executive officer as of December 31, 2019.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market Value of Shares or units of stock that have not vested ($)(2)	Equity incentive plan awards number of unearned shares, units or other rights that have not vested (#)(3)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(4)
Richard Smith	40,000	—	—	15.34	5/22/2022
	40,000	—	—	19.46	5/9/2023
	4,000	—	—	19.46	5/9/2023
						1,425	(5)	58,154
						2,192	(6)	89,456	5,630	(7)	229,760
						3,068	(8)	125,205	5,278	(9)	215,395
						7,356	(10)	300,198	6,768	(11)	276,202
Peter Wiese	—	—	—	—	—	7,738	(12)	315,788
						3,138	(10)	128,062	2,887	(11)	117,818
John Fleshood	—	—	—	—	—	2,600	(13)	106,106
						1,199	(6)	48,931	3,079	(7)	125,654
						1,610	(8)	65,704	2,769	(9)	113,003
						2,690	(10)	109,942	2,479	(11)	101,168
Craig Carney	—	—	—	—	—	426	(5)	17,385
						654	(6)	26,690	1,680	(7)	68,561
						924	(8)	37,708	1,589	(9)	64,847
						1,484	(10)	60,562	1,366	(11)	55,746
Dan Bailey	—	—	—	—	—	416	(5)	16,977
						637	(6)	25,996	1,634	(7)	66,684
						898	(8)	36,647	1,544	(9)	63,011
						1,632	(10)	66,602	1,501	(11)	61,256
(footnotes on following page)

(1)The exercise price equals the market value on the grant date.
(2)Indicates the value of shares underlying unvested RSUs based on the closing price of TriCo common stock on December 31, 2019 as reported on the Nasdaq Global Select Market, which was $40.81 per share.
(3)Indicates the number of shares underlying unvested PSUs that would vest on the vesting date based on the closing price of TriCo common stock on December 31, 2019.
(4)Indicates the value of shares underlying unvested PSUs based on the closing price of TriCo common stock on December 31, 2019 as reported on the Nasdaq Global Select Market, which was $40.81 per share.
(5)The RSUs vest on May 19, 2020.
(6)The RSUs vest in two equal annual installments on May 23, 2020 and 2021.
(7)The PSUs vest on May 23, 2020 (assuming certain performance conditions are met).
(8)The RSUs vest in three equal annual installments on June 19, 2020, 2021 and 2022.
(9)The PSUs vest on June 19, 2021 (assuming certain performance conditions are met).
(10)The RSUs vest in four equal annual installments on June 25, 2020, 2021, 2022 and 2023.
(11)The PSUs vest on June 25, 2022 (assuming certain performance conditions are met).
(12)The RSUs vest in three equal annual installments on September 18, 2020, 2021 and 2022.
(13)The RSUs vest on December 1, 2020.

Option Exercises and Stock Awards Vested During 2019
The following table presents information about the stock options that were exercised by, and the restricted stock that vested for, each of the named executive officers during 2019.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)		Value realized on vesting ($)(2)

Richard Smith			4,993	(3)	196,698
	54,000	1,369,980	77,944	(4)	297,185
Peter Wiese	—	—	2,550	(3)	91,877
	—	—	—		—
John Fleshood	—	—	3,715	(3)	142,224
Craig Carney			1,501	(3)	59,140
	31,000	716,350	23	(4)	88,774
Dan Bailey	11,000	226,930	1,462	(3)	46,236
			2,316	(4)	86,642

(1)The aggregate dollar value realized upon the exercise of an option represents the difference between the market price of the underlying shares on the date of exercise and the exercise price of the option.
(2)The aggregate dollar value realized upon the exercise represents the value of the share received upon settlement of a restricted stock unit (time- or performance-based).
(3) Represents vested RSUs.
(4) Represents vested PSUs.

Supplemental Executive Retirement Plan
Effective January 1, 2004, we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to our key employees. This plan replaced a supplemental retirement plan for executives that we originally adopted in 1987, and any benefits accrued by an executive as of December 31, 2003 under the earlier plan will now be paid under terms of the 2004 plan. We selected the key employees who will participate in this plan. The plan is nonqualified, unsecured and unfunded. The plan was amended and restated effective January 1, 2009 to incorporate changes required by Section 409A of the Code, and to add a new provision for anyone who is designated as a participant on or after January 1, 2009.
For participants under the 2004 plan as of December 31, 2008, commencing on the first day of the month coinciding or following the participant’s normal retirement date, the Bank is obligated to pay to the participant a monthly cash benefit equal to the target retirement percentage (ranges from 0 to 70 percent depending on years of credited service) multiplied by the participant’s final average compensation (defined as the 36 full consecutive months of employment during which the participant’s compensation is the highest divided by 36) less the sum of the participant’s monthly estimated primary Social Security benefit and the participant’s ESOP offset. For participants who enter the 2004 Plan on or after January 1, 2009, commencing on the first day of the month following a participant’s normal retirement date the bank is obligated to pay to the participant a monthly retirement cash benefit equal to the target retirement percentage (ranges from 0 to 45 percent depending on years of credited service) multiplied by the participant’s final average compensation for the remainder of the participant’s life.
For purposes of this plan, “normal retirement date” means the date on which the participant terminates employment if such termination occurs on or after the participant’s attainment of age 62. “Early retirement date” means the date on which a participant terminates employment if such termination occurs on or after such participant’s attainment of age 55 and completion of 15 years of credited service, but prior to normal retirement date. If the participant receives a supplemental retirement benefit under this plan before the normal retirement date, the monthly cash benefit shall be reduced by 0.5 percent per month for each month by which the benefit commencement date precedes the participant’s age 62, and in no case shall the commencement of benefits precede the participant’s 55th birthday.
The following table presents certain information concerning the benefits of the named executive officers under our supplemental executive retirement plan:

Name	Plan Name	Number of years credited service (#)	Present value of accumulated benefit ($)(1)	Payments during 2019($)

Richard Smith	Supplemental Executive Retirement Plan	26	12,387,589	-
Craig Carney	Supplemental Executive Retirement Plan	22	4,575,160	-
Dan Bailey	Supplemental Executive Retirement Plan	12	1,773,161	-

(1)The value as of December 31, 2019, is determined using assumptions consistent with those used in note 22 of our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2019. Messrs. Wiese and Fleshood currently are not eligible to participate in the Supplemental Executive Retirement Plan.
Nonqualified Deferred Compensation
Our 2005 deferred compensation plan provides our executives with the opportunity to defer all or part of their salaries and bonuses until retirement, termination from employment or death. An executive can defer up to a lifetime maximum of $1.5 million for all deferrals under this plan and our predecessor plan which permitted deferrals from 1987 until 2004. An executive who elects to defer his compensation for any year must defer a minimum of $200 per month. The plan permits us to make discretionary contributions to an executive’s account. Each year since the plan’s inception we have credited to each executive’s account a contribution based on our contributions made for him under our ESOP for that year. This plan is nonqualified, unsecured and unfunded.

Monthly interest is credited to an executive’s account at the rate of 1% plus the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month. From the time that his employment with us ends until his benefit is paid, an executive’s account under the plan is credited with interest each month at the annualized average monthly yield of the Moody’s corporate bond yield index for the preceding month.
Executives are immediately 100% vested in their own contributions and in our reoccurring contributions credited to their account. We determine the vesting rate for any discretionary contributions credited to an executive’s account as well as for the interest related to these contributions. If an executive is terminated for cause, our compensation and management succession committee can decide whether the interest credited to the executive’s account with respect to his deferrals, our discretionary contributions and our reoccurring contributions are forfeited. The distribution of an executive’s plan benefit in the event of a change of control or other termination is described at “Potential Payments Upon Termination or Change of Control.”
Any deferrals made by an executive, our discretionary contributions, our reoccurring contributions credited to his account prior to January 1, 2005, and the related interest, are governed by a predecessor deferred compensation plan for executives that we adopted in 1987. An executive’s account under the 1987 plan is credited with interest each month at a rate that is 3% higher than the monthly equivalent of the annual yield of the Moody’s average corporate bond yield index for the preceding month, but otherwise the 1987 plan is similar to the 2005 plan in most respects.
The following table presents information concerning nonqualified deferred compensation under both plans for each of the named executive officers:

Name	Executive contributions in 2019 ($) (1)	TriCo contributions in 2019 ($)	Aggregate earnings in 2019 ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate balance at 2019 year end ($)

Richard Smith	-	-	27,593	-	483,453
Craig Carney	43,643	-	30,836	-	551,408

(1)These amounts were included as salary paid to such officer in the summary compensation table on page 38.
(2)The following amounts were included in the summary compensation table on page 38 as above-market rates earned under our executive nonqualified deferred compensation plan: Richard Smith, $13,805 and Craig Carney, $15,794. At December 31, 2019, Messrs. Wiese, Fleshood and Bailey were not participants under the deferred compensation plan.

CEO Pay Ratio
The following pay ratio and supporting information compares the annual total compensation of our employees other than our CEO (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of our CEO, as required by regulations promulgated pursuant to Section 953(b) of the Dodd-Frank Act. We believe the pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2019, our last completed fiscal year:
•The median of the annual total compensation of all employees of our company (other than our CEO) was $57,673; and
•The annual total compensation of our CEO, for purposes of this pay ratio disclosure, was $4,692,366.
Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 81 to 1. This ratio of 81 to 1 is greater than the ratio of 50 to 1 reported from the prior year, primarily because of an increase in our CEO’s pension value, which is an actuarial estimate of the benefit payable at retirement. Decisions concerning the compensation of each employee of our company, including our CEO, are based on that employee’s experience, skill, position, and contributions to the Company in furtherance of our customers’ and shareholders’ interests, and the compensation of our CEO and that of our median employee are made irrespective of the compensation of the other.

In order to determine the median of the annual total compensation of all our employees, we are required to identify the median employee of our workforce, without regard to his or her location or employment status (full-time, part-time, temporary or seasonal). The applicable SEC rules require us to identify a median employee only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the calculation of our CEO Pay Ratio. As there was a significant increase in our employee population since October 1, 2018, the last time we identified our median employee, we identified a new median employee for purposes of calculating our CEO Pay Ratio for fiscal 2019.
To determine the pay ratio, we took the following steps:
We determined that as of October 1, 2019, the determination date, our employee population consisted of 1,383 individuals. This population consists of full-time, part-time, temporary and seasonal employees of TriCo and each of its direct and indirect subsidiaries. To identify the median employee, we compared 2019 Form W-2 wages, salaries and tips, for all employees, excluding our CEO. We annualized the compensation of any employee who was not an employee of TriCo for the entirety of 2019. Once we identified our median employee, we calculated such employee’s annual total compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The calculation of the median employee’s annual total compensation pursuant to Item 402(c)(2)(x) includes salary (or wages plus overtime, where applicable), bonus, incentive compensation, and employer matching contributions to the 401(k) Plan and to the median employee’s company paid health and welfare benefits.
With respect to the CEO, we used the amount reported as total compensation in the Summary Compensation Table included in this proxy statement, plus the value of company paid health and welfare benefits, which are not required to be disclosed in the Summary Compensation Table but which are included for purposes of this pay ratio disclosure in order to present a more complete picture of the median employee’s and CEO’s total compensation. Any adjustments, estimates and assumptions used to calculate total annual compensation are described in footnotes to the Summary Compensation Table, and employer matching contributions to the 401(k) Plan and to the median employee’s health and welfare benefits.
This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the Compensation Committee nor our management used our fiscal 2019 Chief Executive Officer to median employee pay ratio in making compensation decisions.
CEO Employment Agreement
In March 2013, TriCo entered into an employment agreement with Richard Smith, TriCo’s president and chief executive officer. The agreement provides Mr. Smith with a base annual salary that is subject to annual increases as determined by the compensation and management succession committee. During 2019, Mr. Smith’s annual base salary was $825,000. Mr. Smith is also eligible to receive an annual incentive bonus and stock options and other awards under the Company’s applicable equity incentive plans. Mr. Smith’s employment agreement also provides that Mr. Smith is entitled to 20 paid vacation days annually and a car allowance of $1,000 per month or use of an automobile owned or leased by TriCo, membership in a country club and reimbursement of other reasonable out-of-pocket expenses incurred in the performance of his duties. Mr. Smith is also eligible to participate in TriCo’s 401(k) savings plan, TriCo’s employee stock ownership plan, TriCo’s executive deferred compensation plan and TriCo’s supplemental executive retirement plan. Finally, Mr. Smith and his eligible dependents receive disability, health, dental or other insurance plans available to all of TriCo’s employees.
The term of Mr. Smith’s employment agreement automatically extends for an additional one year term in April of each year unless one party notifies the other party to the contrary 90 days prior to the renewal date. If Mr. Smith is terminated without cause and not in connection with a change of control, then TriCo will pay to Mr. Smith all amounts earned or accrued as salary and a prorated amount of Mr. Smith’s minimum guaranteed annual bonus through the date of termination. In addition, TriCo would pay Mr. Smith the amount of his salary that would be payable if his employment had not been terminated until the end of the then-current term. If Mr. Smith’s employment is terminated in various circumstances as described under “Compensation of

Named Executive Officers - Potential Payments Upon Termination or Change of Control,” then Mr. Smith would be entitled to receive the potential benefits described in that section.
Potential Payments Upon Termination or Change of Control
Change of Control Agreements. Each named executive officer has entered into an agreement with TriCo that provides him with benefits if TriCo experiences a change of control. If a change of control occurs and the executive’s employment is terminated other than for “cause” or the executive terminates his employment after a substantial and material negative change in his title, compensation or responsibilities within one year after such change of control, then the executive is entitled to receive a severance payment equal to twice the combined amount of his annual salary in effect at the time plus his most recent annual bonus, paid in 24 equal monthly installments; provided that the present value of those payments shall not be more than 299% of executive’s compensation as defined by section 280G of the Code (“Section 280G”). The effect of this provision is that deductions for payments made under these agreements will not be disallowed due to Section 280G. All of our executives’ change of control agreements expire annually but automatically renew for an additional one-year period each year unless terminated by either TriCo or the executive 90 days prior to such anniversary date. In exchange for receiving the benefits under the agreement, each executive has agreed to keep confidential all of TriCo’s trade secrets.
A “change of control” as defined in Mr. Smith’s employment agreement generally occurs in connection with:
•a person becoming the owner of 20% or more of our outstanding common stock,
•a person or group acquiring assets of TriCo having a value equal to one third or more of all of TriCo’s assets,
•a person or group acquiring 50% or more of the total ownership of TriCo, based on either fair market value or voting power,
•a replacement of at least a majority of our directors in a 12-month period.
A “change of control” as defined in our executives’ change of control agreements (other than Mr. Smith’s employment agreement”) generally occurs in connection with:
•a person becoming the beneficial owner of 40% or more of our outstanding common stock,
•the purchase of our common stock pursuant to a tender or exchange offer,
•our shareholders’ approval of the merger of TriCo where TriCo is not the surviving corporation, the sale of all of our assets or TriCo’s dissolution, or
•a replacement of at least a majority of our directors in a 12-month period.
For “cause” as defined in these agreements means:
•an employee’s dishonesty, disloyalty, willful misconduct, dereliction of duty or conviction of a felony or other crime the subject matter of which is related to his duties for TriCo,
•an employee’s commission of an act of fraud or bad faith upon TriCo,
•an employee’s willful misappropriation of any funds or property of TriCo, or
•an employee’s willful continued and unreasonable failure to perform his duties or obligations.
Upon termination of an executive’s employment or service, a participant will generally have 90 days following termination of employment or service to exercise any vested options. All options which are not exercised prior to 90 days after the date the executive ceases to serve as an employee of TriCo shall be forfeited. If an executive is terminated for cause, all right to exercise his vested options terminates on the date of the executive’s termination.
Nonqualified Deferred Compensation Plans. An executive’s plan benefit is generally payable upon his retirement, separation from employment or death. However, if an executive is terminated for cause, our compensation and management succession committee can determine in its discretion whether the interest credited to the executive’s account with respect to his deferrals and any contributions made by TriCo are forfeited. For “cause” as defined in this plan is generally the same as an “involuntary termination” under our supplemental executive retirement plan described below. An executive can also elect in advance to receive a distribution of his plan benefit in the event of a change of control. A “change of control” as defined under our 2005 deferred compensation plan generally means:

•the acquisition of more than 50% of our outstanding stock,
•the acquisition in 12 months or less of at least 35% of our stock,
•the replacement in 12 months or less of a majority of our directors, or
•the acquisition in 12 months or less of at least 40% of our assets.
In addition to any advance election to receive his benefit in the event of a change of control, the executive can make an advance election as to the time and form for his benefit distribution after his separation from employment. In all cases, other than a distribution to satisfy his severe financial hardship, the executive may elect to receive his benefit payments in a lump sum or in annual installments over 5, 10 or 15 years. An executive’s distribution election can be changed in advance of his retirement or other separation in accordance with Section 409A of the Code. All distributions under the plan are subject to Section 409A of the Code including, for example, the rule that an employee who is a “specified employee” may not receive a distribution of his benefit until at least 6 months following his separation.
Supplemental Executive Retirement Plans. Under our 2004 supplemental executive retirement plan, if, following a change of control, a participant retires after age 55, is terminated without cause or voluntarily terminates within 24 months, he is entitled to a supplemental retirement benefit. The monthly lifetime benefit is determined by a formula based on the executive’s highest average compensation, including salary and bonus, for 36 of the last 60 months of his employment and his years of service when he ceases employment. The executive is entitled to a supplemental retirement benefit under the plan without regard to the minimum number of years of service that would be required if his retirement or termination had occurred before the change of control. An executive’s benefit is reduced by the sum of his ESOP and social security benefits. In general, his monthly benefit payments begin on the first day of the month after his retirement or other termination from employment following a change of control without any reduction for payment of this benefit prior to age 62, as would be the case if he had retired or terminated before a change of control. See “Pension Benefits” for a description of benefits payable not in connection with a change of control. A “change of control” as defined under this plan is generally the same as under our executive change of control agreements. An involuntary termination with cause as defined in this plan generally means a termination due to:
•gross negligence or gross neglect,
•commission of a felony, misdemeanor or any other act involving moral turpitude, fraud or dishonesty which has a material adverse impact on TriCo,
•willful and intentional disclosure, without authority, of any secret or confidential information that has a material adverse impact on TriCo, or
•willful and intentional violation of the rules of any regulatory agency that has a material adverse impact on TriCo.
Joint Beneficiary Agreements. In 2003, we entered into joint beneficiary agreements with Messrs. Smith, Carney and Bailey. Under these agreements, Tri Counties Bank purchased a life insurance policy on the executive’s life and the executive may designate beneficiaries to receive his share of the death proceeds, if any. The value of the benefits that would be received by the executive’s beneficiaries depends on the executive’s age at the time of death, whether the executive was eligible for benefits under our supplemental executive retirement plan, and the cash value of the plan compared to the benefits payable on death.
Summary. The amounts listed in the following table are estimated maximum amounts that would have been payable to our executives upon termination of employment in certain circumstances if payment had occurred on December 31, 2019. The actual amounts payable can only be determined when an executive is terminated from TriCo and can be more or less than the amounts shown below, depending on the facts and circumstances actually prevailing at the time of the executive’s termination of employment. Our compensation and management succession committee may in its discretion revise, amend or add to the benefits if it deems advisable. Thus, the actual amounts payable in certain circumstances could be significantly greater or less than the estimated amounts shown in the table below.

Name	Benefit	Involuntary termination for cause ($)	Involuntary termination not for cause ($)	Retirement or voluntary resignation ($)	Death ($)	Disability ($)	After change in control, involuntary or good reason termination ($)

Richard Smith	Severance pay(1)	—	356,666	—	—	—	2,640,000
	Equity award vesting acceleration(2)	—	—	—	—	—	356,909
	Supplemental executive retirement plans(3)	—	12,387,589	12,387,589	—	12,387,589	12,387,589
	Deferred compensation plan(4)	181,000	483,453	483,453	483,453	483,453	483,453
	Joint beneficiary agreement(5)	—	—	—	5,271,076	—	—
	Total	181,000	13,227,708	12,871,042	5,754,529	12,871,042	15,867,951

Peter Wiese	Severance pay(1)	—	—	—	—	—	1,488,000
	Equity award vesting acceleration(2)	—	—	—	—	—	20,280
	Total	—	—	—	—	—	1,508,280

John Fleshood	Severance pay(1)	—	—	—	—	—	1,351,960
	Equity award vesting acceleration(2)	—	—	—	—	—	184,151
	Total	—	—	—	—	—	1,536,111

Craig Carney	Severance pay(1)	—	—	—	—	—	1,120,000
	Equity award vesting acceleration(2)	—	—	—	—	—	102,204
	Supplemental executive retirement plans(3)	—	4,575,160	4,575,160	—	4,575,160	4,575,160
	Deferred compensation plan(4)	233,350	551,408	551,408	551,408	551,408	551,408
	Joint beneficiary agreement(5)	—	—	—	1,408,770	—	—
	Total	233,350	5,126,568	5,126,568	1,960,178	5,126,568	6,348,772

Dan Bailey	Severance pay(1)	—	—	—	—	—	1,120,000
	Equity award vesting acceleration(2)	—	—	—	—	—	100,585
	Supplemental executive retirement plans(3)	—	1,418,529	—	—	1,773,161	1,773,161
	Total	—	1,418,529	—	—	1,773,161	2,993,746

(1)Payment based on annual salary as of December 31, 2019.
(2)The value of accelerated equity award vesting represents the value of the accelerated vesting of stock options and PSUs at December 31, 2019. For stock options, the value of the acceleration benefit is equal to the number of shares issuable upon the exercise of stock options for which vesting is accelerated multiplied by the difference between the market value on December 31, 2019 and the option exercise price. For PSUs, the value of the acceleration benefit is equal to the number of shares earned multiplied by the market value on December 31, 2019. The number of PSUs earned is based on actual performance measured through December 31, 2019; and further pro-rated for the performance period through December 31, 2019 over the full three-year period. The closing price of our common stock on December 31, 2019, was $40.81 per share. Stock option vesting is accelerated following a change of control regardless of an executive’s termination of employment. The vesting of the PSUs would accelerate if the executive is terminated without cause or resigns for good reason following a change of control.

(3)Represents an estimate of the present value of the accumulated benefit obligation under our supplemental executive retirement plans as of December 31, 2019, as adjusted to reflect the effect of vesting considerations in the termination situations indicated.
(4)The value of the benefits under our deferred compensation plans assumed that the executive received a lump sum payment. Participants are fully vested in amounts deferred and interest earned on such deferrals. In calculating the value of deferred compensation plans in the event of involuntary termination for cause, assumes that our compensation and management succession committee determined that the executive forfeited interest on his deferrals and any contributions made by TriCo.
(5)Represents the lesser of the difference between death benefit and the cash value of the executive’s life insurance policies and the amount specified in the joint beneficiary agreement.

Regardless of the manner in which an executive’s employment terminates, he is also generally entitled to receive amounts earned during his term of employment. Such amounts include, salary earned, annual incentive bonus compensation earned, gains from these exercise of vested stock options, amounts contributed under our 401(k) savings plan and our ESOP, and unused vacation pay.
Securities Authorized For Issuance Under Equity Compensation Plans
The information in the following table is provided as of the end of the fiscal year ended December 31, 2019 with respect to compensation plans (including individual compensation arrangements) under which equity securities are issuable:

Plan category	(a) No. of securities to be issued upon exercise of outstanding option, warrants and rights	(b) Weighted average exercise price of outstanding option, warrants and rights	(c) No. of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by securities holders(1)	160,500	$17.60	1,315,537
Equity compensation plans not approved by security holders	--	--	--
Total	160,500	$17.60	1,315,537

(1) Includes the 2009 equity incentive plan and the 2019 equity incentive plan. Column (a) includes in the aggregate 121,286 shares underlying RSUs and PSUs that are issuable subject to vesting and, in the case of the PSUs, performance requirements. These rights are not included in calculation of the weighted-average exercise price in column (b). No further share awards will be granted under the 2009 equity incentive plan; accordingly, column (c) includes only shares available under the 2019 equity incentive plan.
Analysis of Employee Compensation Plan Risks
The compensation and management succession committee reviewed each employee incentive compensation plan to determine whether the plan includes features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee, and how compensation policies may be used to mitigate risks. In addition to the incentive plans in which the named executive officers participate, we have established incentive plans for certain bank employees that reward performance based on product referrals, business development and profitability as well as long-term incentive awards including stock options and restricted stock awards. The compensation committee limited its review to these plans, which are the only plans under which the amount payable is based, directly or indirectly, on the Company’s reported earnings.
The compensation and management succession committee believes that the features of these incentive compensation plans, either alone or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

REPORT OF THE AUDIT COMMITTEE

To Our Shareholders:
In accordance with its written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles and on the Company’s internal control over financial reporting. In this context, the Audit Committee has reviewed and discussed with management and Moss Adams LLP (“Moss Adams”) the audited financial statements for the year ended December 31, 2019 and Moss Adam’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Moss Adams the matters that are required to be discussed pursuant to the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
Moss Adams has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Moss Adams that firm’s independence. The Audit Committee has concluded that Moss Adam’s provision of audit and non-audit services to TriCo and its affiliates is compatible with Moss Adam’s independence.
The Audit Committee discussed with the Company’s internal auditors and Moss Adams the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and with Moss Adams, with and without management present, to discuss the results of their audit examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the audits and discussions referred to above, the Audit Committee, on February 27, 2020, recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
Respectfully submitted:
Donald J. Amaral (Chairman)
Thomas G. Atwood
William J. Casey
Cory W. Giese
Martin A. Mariani
W. Virginia Walker

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the Audit Committee’s Selection of Moss Adams LLP
Our audit committee has selected the firm of Moss Adams LLP (“Moss Adams”) as our independent registered accounting firm for 2020. At the meeting, shareholders will be asked to ratify that selection. Moss Adams served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019. It is expected that representatives of Moss Adams will be present at the meeting and will have the opportunity to make a statement and to answer appropriate questions. However, in the event the COVID-19 pandemic prevents representatives of Moss Adams from attending for health or other reasons, the representatives may attend via teleconference.
If shareholders fail to ratify the appointment of Moss Adams, the audit committee will reconsider whether or not to retain that firm. Even if appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time.
Accounting Firm Fees
The following table sets forth the aggregate fees billed for audit services, as well as fees billed with respect to audit-related, tax and all other services, provided by Moss Adams to the Company and its related entities for the last two fiscal years. Any engagement of the Company’s independent registered public accounting firm for permissible audit, audit-related, tax and other services are preapproved by the audit committee. The audit committee may provide a general preapproval for a particular type of service or require specific preapproval.

	2019	2018
Audit fees (1)	$594,000	$494,000
Audit-related fees (2)	78,000	40,000
Tax fees	0	0
All other fees (3)	4,000	50,000
Total (4)	$676,000	$584,000

(1)For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the SEC and auditing our internal controls over financial reporting and management’s assessments of those controls.
(2)For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the SEC and audits of separate subsidiary financial statements.
(3)For accounting and auditing consultation services related to mergers and acquisition activities.
(4)Prior to February 18, 2020, the audit committee was the audit and risk committee. See “Corporate Governance, Board Nomination and Board Committees – Board Committee Reorganization” on page 13 for a discussion of the change.

OTHER INFORMATION

Financial Materials
Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973 - Attention: Corporate Secretary. These materials may also be accessed on our website at https://www.tcbk.com/investor-relations.
How to Contact the Board
Shareholders may direct questions to the independent lead director by sending an e-mail to leaddirector@tricountiesbank.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these messages and replies appropriately. The current lead director is Mr. Casey. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.
Employees and others may confidentially or anonymously report potential violations of laws, rules, regulation or our code of business conduct, including questionable accounting or auditing practices, by calling our hotline at (866) 519-1882. Employee comments will be promptly delivered to the chairman of the audit committee, Mr. Amaral.

trico bancshares

VOTE

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Votes submitted electronically must be received 11:59 PM Eastern Time, on May 26, 2020.

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Go to **www.envisionreports.com/TCBK** or scan the QR code – login details are located in the shaded bar below.

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR THE BOARD OF DIRECTORS LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3.

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1. Election of Directors:

01 - Donald J. Amaral	02 - L. Gage Chrysler III	03 - Craig S. Compton
04 - Kirsten E. Garen	05 - Cory W. Giese	06 - John S. A. Hasbrook
07 - Margaret L. Kane	08 - Michael W. Koehnen	09 - Martin A. Mariani
10 - Thomas C. McGraw	11 - Richard P. Smith	12 - Kimberley H. Vogel

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08	09	10	11	12
☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Advisory approval of the company's executive compensation.	☐	☐	☐
3. To ratify the selection of Moss Adams LLP as the company's independent auditor for 2020.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

1 U P X

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03TW7D

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TRICO BANCSHARES

Annual Meeting of Shareholders – May 27, 2020
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Richard P. Smith and John S. Fleshood, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of TriCo Bancshares common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2020 Annual Meeting of Shareholders of the company to be held on Wednesday, May 27, 2020 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐